     As filed with the Securities and Exchange Commission on April 1, 1999
                                                   Registration No. 333-69973
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -------------------------------

                                 AMENDMENT NO. 3
                                       TO
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                     FIRST CAPITAL BANK HOLDING CORPORATION
                 (Name of small business issuer in its charter)

                         ------------------------------

     FLORIDA                          6712                      59-3532208
                                      ----                ----------------------
(State or other          (Primary Standard Industrial         (IRS Employer
jurisdiction of           Classification Code Number)     Identification Number)
incorporation or
organization)            ------------------------------

                             1875A SOUTH 14TH STREET
                         FERNANDINA BEACH, FLORIDA 32034
                                 (904) 321-0400
                          (Address and telephone number
                         of principal executive offices)

                        ---------------------------------

                               MICHAEL G. SANCHEZ
                             1875A SOUTH 14TH STREET
                         FERNANDINA BEACH, FLORIDA 32034
                                 (904) 321-0400
                          (Name, address and telephone
                          number of agent for service)

                        ---------------------------------

                              Copies Requested to:
                            ROBERT C. SCHWARTZ, ESQ.
                         SMITH, GAMBRELL & RUSSELL, LLP
                            SUITE 3100, PROMENADE II
                           1230 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30309
                                 (404) 815-3758

                        ---------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


==================================================================================================================================
       Title of each class                                   Proposed maximum            Proposed maximum
         of Securities                 Amount to be           offering price               aggregate                Amount of
         to be registered               registered               per unit                 offering price          registration fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants(1)      165,000               $        0                   $        0              $         0
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(2)        165,000               $    10.00                   $1,650,000              $    458.70
----------------------------------------------------------------------------------------------------------------------------------
    Total                                                                                 $1,650,000              $    458.70
==================================================================================================================================

(1) Represents Common stock Purchase Warrants reserved for issuance to the organizers of the Company
(2) Represents the shares of common Stock which are issuable upon the exercise of the common Stock Purchase Warrants.
================================================================================

                        1,000,000 SHARES OF COMMON STOCK
                     165,000 COMMON STOCK PURCHASE WARRANTS
                     FIRST CAPITAL BANK HOLDING CORPORATION

                                     [LOGO]

                           A BANK HOLDING COMPANY FOR
                      FIRST NATIONAL BANK OF NASSAU COUNTY


         First Capital Bank Holding Corporation is conducting this initial public offering of shares of its common stock to raise capital to form First National Bank of Nassau County, a proposed national bank in Fernandina Beach, Florida. First Capital is offering a minimum of 610,000 shares and a maximum of 1,000,000 shares at a price of $10.00 per share. First Capital is also offering 165,000 warrants to purchase shares of the common stock to the organizers of First Capital. The common stock will be marketed through Allen C. Ewing & Co. as sales agent for First Capital. Although the sales agent will use its best efforts to market and sell the common stock, there is no guarantee that the required minimum number of shares will be sold. The minimum subscription amount is 100 shares per investor.

         We will deposit all subscription funds in an interest-bearing escrow account with our escrow agent, The Bankers Bank, until we have received subscriptions for 610,000 shares. If we do not receive subscriptions for 610,000 shares by ________, 1999, we will terminate the offering and promptly return all subscription funds to subscribers, with any interest earned on the funds. We may, however, at our option, extend the offering until ___________, 2000, without giving notice to investors. We reserve the right to reject all or part of any subscription for any reason. Our sales agent will receive commissions of $0.25 for shares sold in the Nassau County community offering and $0.50 for shares sold to the general public. No commissions will be paid for the 330,000 shares to be sold to the organizers of First Capital.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5, ALONG WITH THE REST OF THIS PROSPECTUS, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                                                                        Minimum            Maximum
                                                        Per Share       Offering           Offering
                                                        ---------      ----------        -----------

Price to Public.......................                   $10.00        $6,100,000        $10,000,000

Maximum Sales Commissions.............                   $ 0.50        $        0        $   335,000

Proceeds to First Capital.............                   $ 9.50        $6,100,000        $ 9,665,000

- NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


                              ALLEN C. EWING & CO.
                                   Sales Agent

               The date of this prospectus is _____________, 1999.

                               PROSPECTUS SUMMARY


         This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before investing in our common stock. To fully understand this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements.

                                   THE COMPANY

         We formed First Capital to operate as a bank holding company and as the sole shareholder of First National Bank of Nassau County, a proposed national bank. We anticipate that we will receive all necessary regulatory approvals and be able to begin business operations of First National Bank in July of 1999. Our temporary mailing address is 1875A South 14th Street, Fernandina Beach, Florida 32034, and our temporary telephone number is (904) 321-0400.

                                    STRATEGY

         Our business strategy is to create a community-oriented financial institution focused on providing personalized service to clients and offering products designed to meet their specific needs. We believe that First National Bank can attract clients who prefer to conduct business with a locally-managed institution that demonstrates a continuing, active interest in its clients' business and personal objectives.

         We believe First National Bank will be able to generate competitively-priced loans and deposits in the Nassau County market and anticipate that our staff will use data processing systems selected to deliver high-quality products and provide responsive service to clients. We anticipate that First National Bank will contract with third-party service providers to provide customers with convenient electronic access to their accounts and other competitive bank products. Such an arrangement should allow First National Bank to use current technology while minimizing the costs of providing these services. We expect this approach to our operations to be appealing to clients who have been receiving banking services in the depersonalized environment of larger competitors. See "Business of First National Bank" beginning on page 19.

                                   MARKET AREA

         Fernandina Beach is located in Nassau County, Florida, which is within the Jacksonville, Florida metropolitan area. Nassau County is an integral part of the Jacksonville metropolitan area and has participated in the growth experienced by Jacksonville in recent years. First National Bank's primary service area will include the Florida communities of Fernandina Beach, Amelia Island, O'Neil, and Yulee, as well as St. Mary's, Georgia. Amelia Island is considered to be one of the foremost residential and retirement areas in Florida, and the Ritz-Carlton Hotel and the Amelia Island Plantation are among the premier resort hotels on Florida's East Coast. As of June 30, 1998, total bank deposits in Nassau County were approximately $369 million.

                                   COMPETITION

         The banking industry in First National Bank's market area has experienced significant consolidation in recent years principally as the result of the liberalization of interstate banking and branching laws. Many of our area's former community banks have been acquired by large regional financial institutions headquartered outside our market area. This consolidation has resulted in

         -        the repricing of products and services,
         -        the elimination of local boards of directors,
         -        adjustments in management and branch personnel, and
         -        a change in the level of personalized customer service

Because of recent changes in interstate banking regulations, we expect this type of consolidation to continue.

         We believe that this competitive situation, when coupled with our area's stable family income and growing economic business base, creates a favorable opportunity for a new commercial bank. In addition, we believe that our management experience and our dedicated local board of directors will attract customers to our locally-managed community bank. We believe that these attributes will allow us to offer highly professional, personalized attention and timely response to product and service requests due to an active interest in our customers' business and personal financial needs. Once we open for business, First National Bank will be the only independent commercial bank headquartered in our market area.
                                  THE OFFERING

Securities Offered..................... 1,000,000 shares of common stock and 165,000 warrants.
                                        To complete this offering, we must sell a minimum of
                                        610,000 shares. Each investor must purchase a minimum
                                        of 100 shares. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $10.00
                                        per share. See "Terms of the Offering" beginning on page 10.

Common Stock to be
Outstanding after the Offering......... Minimum-610,000 shares
                                        Maximum-1,000,000 shares

                                        These figures do not include up to 165,000 shares of common stock issuable upon the exercise of the warrants.

Price to Public........................ $10.00 per share

Plan of Distribution................... Shares of the common stock of First Capital will be marketed through Allen C. Ewing & Co., our sales agent, which will receive no more than a 5% commission on any particular sale. Although the sales agent will use its best efforts to market and sell the common stock, we cannot guarantee that the required minimum number of shares will be sold.

                                        The sales agent will offer the common stock to three different groups of investors:

                                        -        the organizers
                                        -        the Nassau County community, and
                                        -        the general public

                                        As indicated in the following table, the amount of commissions to be paid to Allen Ewing will vary depending upon the amount of common stock purchased by each group.


                                                               No. of Shares      Commission
                                        Investors             to be Purchased     to be Paid
                                        ---------             ---------------     -----------

                                        Organizers                    330,000           0%

                                        Members of
                                          the Nassau County
                                          Community                 0-670,000         2.5%

                                        General Public
                                          Offering                  0-670,000         5.0%


                                        The sales agent will first market the shares to members of the
                                        Nassau community.  Any shares remaining after the shares have been offered to the Nassau County community will be available for sale to the general public.  See "Plan of Distribution" beginning on page 13.

Offering Conditions.................... We must satisfy the following conditions to complete the offering:

                                        -        at least $6,100,000 must be deposited in an escrow account with The Bankers Bank
                                        -        the Federal Reserve Board must approve First Capital's
                                                 application to become a bank holding company
                                        -        the organizers must receive preliminary approval from the
                                                 Office of the Comptroller of the Currency to charter
                                                 First National Bank
                                        -        the Federal Deposit Insurance Corporation must approve
                                                 First National Bank's application for deposit insurance
                                        -        we must not have canceled this offering before funds are
                                                 withdrawn from the subscription escrow account

Escrow Arrangements.................... Until we have satisfied all of the offering conditions, we will place all funds in an escrow account.  If we have not satisfied the offering conditions by______________________________, we will return to the subscribers all funds placed in the escrow account, along with any interest earned on the funds.

                                        Once we have satisfied all of the offering conditions, The
                                        Bankers Bank will release all funds to First Capital. Any funds received after this time will not be placed in escrow, but will be immediately available for use by First Capital. At this point, all subscribers may lose a portion of their investment if either First
                                        Capital or First National Bank does not receive final regulatory approval. Prior to the release of the funds, The Bankers Bank may invest the funds in short-term investments upon instruction by the President of First Capital. See "Terms of the Offering--Escrow
                                        of Subscription Funds" beginning on page 11.

Use of Proceeds........................ We will use proceeds of the offering:

                                        -        to purchase all of the issued and outstanding First
                                                 National Bank stock,
                                        -        to provide working capital for First National Bank to
                                                 begin its business operations, including officers'
                                                 and employees' salaries and construction of permanent
                                                 office facilities,
                                        -        to pay expenses in connection with the formation of
                                                 First Capital, the organization of First National
                                                 Bank, and this securities offering, and
                                        -        for other general corporate purposes

                                        Twenty-five percent of all funds received in excess of $6 million will be reserved by First Capital for growth of First National
                                        Bank; the remainder will be reserved for general corporate purposes at the holding company level. See "Use of Proceeds"
                                        beginning on page 15.

                                  RISK FACTORS


         An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

WE HAVE NO OPERATING HISTORY UPON WHICH TO BASE AN ESTIMATE OF OUR FUTURE
SUCCESS.

         First National Bank, which initially will be the sole subsidiary of First Capital, is in organization and neither First National Bank nor First Capital has any operating history on which to base any estimate of future performance. The financial statements presented in this prospectus may not be as meaningful as those of a company which does have a history of operations. In addition, the success of our operations must be considered in light of the expenses, complications, and delays frequently encountered in connection with the development of a new bank. Because of our lack of operating history, you do not have access to the type and amount of information that would be available to a purchaser of the securities of a financial institution with an operating history.

IF WE FAIL TO RECEIVE NECESSARY REGULATORY APPROVALS, YOU COULD LOSE A PORTION OF YOUR INVESTMENT.

         If you invest in our common stock and we release the funds from the escrow account and incur start-up expenses, but fail to receive final regulatory approval, we would seek to dissolve and liquidate First Capital. Upon liquidation, we would return to subscribers all of their funds with interest, less all expenses incurred by First Capital. See "Terms of the Offering--Failure of First National Bank to Begin Operations" at page 12.

IF WE DO NOT RECEIVE REGULATORY APPROVALS IN A TIMELY MANNER, IT COULD DELAY THE DATE ON WHICH FIRST NATIONAL BANK OPENS FOR BUSINESS WHICH WOULD INCREASE OUR PRE-OPENING EXPENSES AND WOULD POSTPONE ANY REALIZATION OF REVENUES.

         Although we expect to receive all regulatory approvals and to open for business in the third quarter of 1999, we can give no assurance as to when, if at all, these events will occur. Any delay in beginning First National Bank's operations will increase pre-opening expenses and postpone First National Bank's realization of potential revenues. Such a delay will cause our accumulated deficit to increase as a result of continuing operating expenses, such as salaries and other administrative expenses, and our lack of revenue.

IF OUR PROPOSED CHIEF EXECUTIVE OFFICER, MICHAEL SANCHEZ, WERE TO BECOME UNAVAILABLE, IT COULD DELAY OR PREVENT OUR OPENING FOR BUSINESS.

         Regulatory approval to establish and operate a national bank partially depends upon the approval of the bank's proposed chief executive officer by the bank's primary regulator, the Office of the Comptroller of the Currency. Generally, the chief executive officer of a start-up financial institution is considered vital to the potential success of the new institution. In our charter application to the OCC, we proposed Michael G. Sanchez as First National Bank's chief executive officer. If Mr. Sanchez were to become unavailable for any reason, final regulatory approval to begin banking operations would be delayed until the OCC approved a suitable replacement. It is possible that we would not be able to find a suitable replacement for Mr. Sanchez. See "Management" beginning on page 31.

WE WILL INCUR SUBSTANTIAL START-UP EXPENSES AND WE DO NOT EXPECT TO BE PROFITABLE IN THE NEAR FUTURE.

         Initially, First Capital will merely act as the sole shareholder of First National Bank. Thus, the profitability of First Capital will depend upon the successful operation of First National Bank. Typically, new banks are not profitable in the first year of operation and sometimes are not profitable for several years. First National Bank will incur substantial expenses in establishing itself as a going concern, and we can offer no assurance that it will be profitable or that future earnings, if any, will meet the levels of earnings prevailing in the banking industry.

THE OPERATION OF FIRST NATIONAL BANK MAY IN THE FUTURE REQUIRE MORE CAPITAL THAN WE WILL RAISE IN THIS OFFERING AND WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL ON TERMS WHICH ARE FAVORABLE TO INVESTORS.

         We intend to capitalize First National Bank at $6,000,000 regardless of whether the minimum or the maximum number of shares are sold. We will reserve at the holding company level twenty-five percent of all funds received in excess of the $6,000,000 capitalization for the growth of First National Bank in compliance with OCC regulations. We will hold the remainder of the funds at the holding company level for general corporate purposes. Although we anticipate that the minimum amount of capital to be raised by this offering will be sufficient to support First National Bank's immediate capital needs, we may, in the future, issue additional shares of our common stock or other securities to obtain additional capital. We can give no assurance that we will be able to access the capital markets in the future in order to obtain additional capital.

WE WILL BE COMPETING IN NASSAU COUNTY WITH MANY OTHER, LARGER FINANCIAL INSTITUTIONS WHICH HAVE GREATER FINANCIAL RESOURCES THAN US.

         First National Bank will be a full service commercial bank in Fernandina Beach, Nassau County, Florida. The Nassau County market is served by six banks and three credit unions. Our relatively small size may affect our ability to compete effectively with larger institutions in offering financial services. In addition, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 has further increased competition by eliminating interstate branching barriers for certain financial institutions and enabling financial institutions located outside Florida to more easily access the market served by First National Bank. If we are unable to successfully compete for deposits, loans, and other banking business, this inability would likely have an adverse effect on our potential for growth and profitability. See "Business of First National Bank--Market Area and Competition" beginning on page 19.

OUR SUCCESS WILL DEPEND SIGNIFICANTLY UPON GENERAL ECONOMIC CONDITIONS IN NASSAU COUNTY.

         Our success will depend significantly upon general economic conditions in Nassau County. A prolonged economic dislocation or recession affecting Nassau County could cause First National Bank's non-performing assets to increase, causing operating losses, impaired liquidity and the erosion of capital. Such an economic dislocation or recession could result from a variety of causes, including natural disasters such as hurricanes, floods or tornadoes, or a prolonged downturn in various industries upon which the economy of Nassau County depends. Moreover, as many of our shareholders will most likely be residents of the Nassau County community, a prolonged downturn in the economy of Nassau County could result in sales of large amounts of our common stock.

RAPIDLY RISING OR FALLING INTEREST RATES COULD SIGNIFICANTLY HARM OUR BUSINESS.

         Our results of operations, and the results of most other banks and bank holding companies, will be significantly affected by changes in market interest rates. Our profitability will depend substantially on our net interest income, which is the difference between the interest income earned on our interest-bearing assets, such as loans, and the interest paid on our interest-bearing liabilities, such as deposits and borrowings. To the extent that the maturities of these assets and liabilities differ, rapidly rising or falling interest rates could have a material effect on our earnings. Based on the anticipated mix of our loan portfolio, it is more likely that rapidly falling interest rates would have a greater adverse effect on our operations. See "Business of First National Bank--Asset/Liability Management" at page 24.

OUR INITIAL LENDING LIMIT WILL BE LOWER THAN MANY OF OUR COMPETITORS WHICH MAY DISCOURAGE POTENTIAL CUSTOMERS AND LIMIT OUR GROWTH.

         At least during our first years of operation, our legally mandated lending limit will be lower than that of many of our competitors because during this period we will have less capital than many of our competitors. Initially, we will have a legal lending limit for unsecured loans of $900,000 to any one borrower. Our lower lending limit may discourage potential borrowers who have lending needs that exceed our limit, which may restrict our ability to grow. We may try to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed.

WE COULD BE ADVERSELY AFFECTED BY ANY CHANGES IN THE LAW, ESPECIALLY CHANGES DEREGULATING THE BANKING INDUSTRY.

         Both First Capital and First National Bank will operate in a highly regulated environment and will be subject to supervision and examination by several regulatory agencies. As a bank holding company, First Capital will be subject to regulation and supervision by the Federal Reserve Board. As a national bank, First National Bank will be subject to regulation and supervision primarily by the OCC and, to a lesser extent, by the Federal Deposit Insurance Corporation. These regulations are intended primarily for the protection of depositors, not for the benefit of investors, and they may restrict or limit the manner in which we may conduct business and obtain financing. First Capital and First National Bank will be subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. In particular, legislation and regulations deregulating the banking industry and allowing interstate expansion of financial services firms could adversely affect our business along with that of the entire banking industry by creating additional competition. The effects of any potential changes cannot be predicted, but they could adversely affect our future operations. See "Supervision and Regulation" beginning on page 26.

THE SHARES OF COMMON STOCK ARE NOT INSURED BANK DEPOSITS.

         Although deposits at First National Bank will be insured by the FDIC to the maximum amount permitted by law, shares of First Capital common stock are not bank or deposit accounts. Thus, our common stock is not insured by the FDIC or any other governmental agency.

THE ORGANIZERS AS A GROUP WILL BE ABLE TO EXERCISE GREATER CONTROL OVER FIRST CAPITAL'S MANAGEMENT AND AFFAIRS THAN WILL ANY INDIVIDUAL INVESTOR AND THEY MAY HAVE INTERESTS THAT ARE DIFFERENT FROM YOUR AS AN INVESTOR.

         The organizers intend to purchase 330,000 shares or $3,300,000 in the offering, which will equal approximately 54.1% of the 610,000 shares to be outstanding upon completion of the minimum offering or 33.0% of the 1,000,000 shares to be outstanding should the maximum number of shares be sold. As a result of their ownership, the organizers will be able to exercise significant control over the management and affairs of First Capital and First National Bank. The organizers may have interests that are different from yours as an investor. See "Security Ownership of Certain Beneficial Owners and Management" at page 37.

WE INTEND TO GRANT WARRANTS AND STOCK OPTIONS TO THE ORGANIZERS AND SOME OF OUR EMPLOYEES WHICH, IF EXERCISED, WOULD REDUCE YOUR PERCENTAGE OWNERSHIP IN FIRST CAPITAL.

         On the date First National Bank opens for business, First Capital will grant to the organizers warrants to purchase additional shares of common stock in consideration for their services in forming First Capital and First National Bank. Each warrant will entitle the organizer to purchase one additional share of common stock. The actual number of warrants granted will vary depending upon the number of shares actually sold in the offering. The number of warrants granted will be capped so that each organizer will receive no more than one warrant for every two shares he or she purchases in the offering. Given the organizers' intent to purchase 330,000 shares in the offering, they will receive up to a maximum of 165,000 warrants. For additional information regarding the terms of the warrants, see "Terms of the Offering--Purchases by Organizers of First Capital" at page 12.

         In addition, we have established an incentive stock option plan which will allow us to grant stock options to employees who are contributing significantly to the management or operation of the business of First Capital or First National Bank. Under this plan, we have reserved 100,000 shares of common stock for the issuance of options, of which Michael G. Sanchez, the President of First Capital and First National Bank, will receive options to purchase 30,000 shares or 5% of the number of shares sold in the offering, whichever is less. See "Management--Stock Option Plans" at page 36. Any future exercise of the organizers' warrants or options under the option plan would dilute your percentage ownership interest in First Capital. For example, prior to the exercise of their warrants, the organizers will own 33% of the shares outstanding after the maximum offering. Assuming all of the warrants were exercised, the organizers would own approximately 42.5% of the outstanding shares.

OUR ARTICLES OF INCORPORATION CONTAIN PROVISIONS WHICH COULD DETER OR PREVENT TAKE-OVER ATTEMPTS BY A POTENTIAL PURCHASER OF SHARES OF OUR COMMON STOCK WHO WOULD BE WILLING TO PAY A PREMIUM OVER THE MARKET PRICE.

         First Capital's Articles of Incorporation contain provisions that could deter and make it more difficult for a third party to bring about a merger, sale of control, or similar transaction, even if a majority of shareholders vote in favor of such a transaction. In addition, our Articles of Incorporation establish three classes of directors with staggered terms, which means that only one-third of the members of the board of directors is elected each year and each director serves for a term of three years. Our Articles of Incorporation also authorize the board of directors to issue a series of preferred stock without shareholder action. The issuance of preferred stock by First Capital could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, a controlling interest in First Capital, and could adversely affect the voting power or other rights of holders of its common stock. These provisions also make it more difficult for a third party to achieve a change in control of First

Capital through the acquisition of a large block of its common stock without approval by the board of directors. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices. See "Description of Capital Stock" beginning on page 38.

IF A MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP, YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

         Since the size of this offering is relatively small, it is unlikely that an active and liquid trading market for the shares will develop and be maintained. You should only invest in the common stock if you have a long-term investment intent. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all. Although we expect to list the common stock on the Nasdaq SmallCap Stock Market at some time in the future, at this time, we do not intend to apply for such listing.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK FOR AT LEAST SEVERAL
YEARS.

         We intend to retain future earnings, if any, to improve First National Bank's capital structure to support future growth. Dividend distributions of national banks are restricted by statute and regulation. Our future dividend policy will depend on First National Bank's earnings, capital requirements, financial condition and other factors considered relevant by our board of directors. See "Dividend Policy" at page 17.

THE OFFERING PRICE WAS ARBITRARILY SET BY THE ORGANIZERS AND MAY NOT ACCURATELY REFLECT THE VALUE OF AN INVESTMENT IN OUR COMMON STOCK.

         There is no established market for the common stock or the warrants, nor was there an established market prior to this offering. The offering price was arbitrarily determined by the organizers, and does not bear any relationship to First Capital's assets, book value, net worth or any other recognized criteria of value. In determining the offering price of the common stock, the organizers considered the OCC's capital requirements for First National Bank and general market conditions for the sale of securities. Should a market develop for our common stock after this offering is complete, there is no guarantee that the market price will be greater than or equal to the public offering price.

INVESTING IN THIS OFFERING WILL NOT GIVE YOU THE RIGHT TO PARTICIPATE IN ANY FUTURE OFFERINGS OF OUR CAPITAL STOCK.

         As a shareholder of First Capital, if we decide to issue additional shares of common stock, you will not automatically be entitled to purchase additional shares to maintain your percentage ownership in First Capital.

IT IS POSSIBLE THAT EITHER OUR COMPUTER SYSTEMS, OR THOSE OF OUR DATA PROCESSING VENDOR OR LOAN CUSTOMERS, WILL FAIL TO OPERATE PROPERLY BEGINNING JANUARY 1, 2000.

         As the year 2000 approaches, an important business issue has emerged regarding existing application software programs and operating systems. Many existing application software products were designed to accommodate a two-digit year. For example, "98" is stored on the system and represents 1998. As a result, any computer programs or equipment that are date dependent may, for example, recognize a date stored as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruption of operations.

         We will utilize a third-party vendor to provide our primary banking applications, including core processing systems. If we, our data processing vendor or our loan customers do not successfully and timely achieve Year 2000 compliance, our business, future prospects, financial condition or results of operations could be materially adversely affected. See "Business of First National Bank--Year 2000." beginning on page 25.

                           FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                              TERMS OF THE OFFERING

GENERAL

         First Capital is offering 1,000,000 shares of its common stock for cash at a price of $10.00 per share. In addition, First Capital is offering to its organizers up to 165,000 warrants. The warrants are exercisable for a period of five years, beginning on the date First National Bank opens for business, at an exercise price of $10.00 per share. The common stock will be marketed through Allen C. Ewing as sales agent for First Capital. Although the sales agent will use its best efforts to market and sell the shares, there is no guarantee that the required minimum number of shares will be sold. Each investor must purchase a minimum of 100 shares. The purchase price of $10.00 per share must be paid in full upon execution and delivery of a subscription agreement. All subscriptions tendered by investors are subject to acceptance by the board of directors of First Capital, and First Capital reserves the absolute and unqualified right to reject or reduce any subscription for any reason prior to acceptance. Rejected subscriptions will be returned to the subscriber without interest. An investor whose subscription is reduced may withdraw his or her subscription within ten days after being notified of the reduction by First Capital. First Capital reserves the right to cancel this offering at any time, for any reason whatsoever, prior to the time it withdraws funds from the subscription escrow account.

         Prior to this offering there has been no established public market for the common stock or the warrants. Furthermore, there can be no assurance that an established market for such stock will develop. The offering price has been arbitrarily determined and is not a reflection of First Capital's book value, net worth or any other such recognized criteria of value. In determining the offering price of the common stock, the board of directors considered the capital requirements of the Office of the Comptroller of the Currency and general market conditions for the sale of securities. There can be no assurance that, if a market should develop for the common stock, the post-offering market price will equal or exceed the offering price.

CONDITIONS OF THE OFFERING

         This offering will expire at 5:00 p.m. Eastern Time, on _______, 1999, unless such date is extended by First Capital. The expiration date of the offering may be extended by First Capital without notice to subscribers for up to three consecutive 90-day periods, or no later than __________, 2000. The offering is expressly conditioned upon fulfillment of the following conditions on or prior to the expiration date of the offering. The offering conditions, which may not be waived, are as follows:

         - at least $6,100,000 must be deposited with the escrow agent in the subscription escrow account;

         - First Capital must receive approval from the Federal Reserve Board of its application to become a bank holding company;

         - the organizers must receive preliminary approval from the OCC to charter First National Bank;

         - First National Bank must receive approval of its application for deposit insurance from the FDIC; and

         - First Capital must not have canceled this offering prior to the time funds are withdrawn from the subscription escrow account.

ESCROW OF SUBSCRIPTION FUNDS

         Until the offering conditions above have been met, all subscriptions and documents tendered by investors will be placed in an escrow account with our escrow agent, The Bankers Bank. Under the terms of the escrow agreement, if all of the offering conditions are met, First Capital may certify this fact to the escrow agent and the escrow agent will release all funds, with interest earned on the funds, to First Capital. The funds in the escrow account are not insured by the FDIC or any other governmental agency.

         Prior to the release of the funds from the escrow account, the escrow agent is authorized, upon written instructions from Michael G. Sanchez, to invest the funds in interest-bearing bank accounts, including saving accounts and bank money market accounts, short-term direct obligations of the United States Government and/or in short-term FDIC insured bank certificates of deposit, with maturities not to exceed 90 days. First Capital will invest all funds obtained after the release of the funds from the escrow account and before it infuses capital into First National Bank in a similar manner. First Capital will use the offering proceeds to purchase capital stock of First National Bank and to repay expenses incurred in the organization. See "Use of Proceeds" beginning on page 15.

         If the offering conditions are not met by the expiration date, the escrow agent will promptly return to the subscribers their proportionate share of the funds from the escrow account. First Capital will also return to the subscribers their proportionate share of any interest earned on the funds. If the offering conditions are not satisfied, the expenses incurred by First Capital will be borne by the organizers and not by the shareholders.

         NO ASSURANCE CAN BE GIVEN THAT THE FUNDS IN THE ESCROW ACCOUNT CAN OR WILL BE INVESTED AT THE HIGHEST RATE OF RETURN AVAILABLE OR THAT ANY PROFITS WILL BE REALIZED FROM THE INVESTMENT OF THESE FUNDS.

         If all of the offering conditions are satisfied, and First Capital withdraws the funds from the subscription escrow account, all profits and earnings on such account will belong to First Capital. If the minimum offering of 610,000 shares of common stock are sold before the expiration date, a minimum closing will be held at First Capital's offices. At that minimum closing, the funds will be released from the subscription escrow account to First Capital and investors will become shareholders of First Capital.

         The Bankers Bank, by accepting appointment as escrow agent under the escrow agreement, in no way endorses the purchase of First Capital's common stock.

FAILURE OF FIRST NATIONAL BANK TO BEGIN OPERATIONS

         The OCC requires that a new national bank obtain its charter and open for business within 18 months after receiving of preliminary approval from the OCC. The organizers anticipate that First National Bank will open for business in July 1999. Because final approval of First National Bank's charter is conditioned on First Capital's raising funds to capitalize First National Bank at $6,000,000, First Capital expects to issue the shares of common stock before it has obtained all final regulatory approvals for First National Bank. First National Bank received preliminary approval from the OCC on January 27, 1999. Therefore, if First Capital issues the shares of common stock and the OCC does not grant final regulatory approval by July 2000, First Capital will seek shareholder approval for its dissolution and liquidation. Upon liquidation, First Capital will promptly return to subscribers all funds, with interest, less all expenses incurred by us, including the expenses of the offering and the organizational and pre-opening expenses of First Capital and First National Bank. Therefore, if either First Capital or First National Bank does not receive final regulatory approval, subscribers whose funds were originally placed in escrow but became available to First Capital may lose a portion of their investment. It is possible that the amount returned to subscribers may be further reduced by amounts paid to satisfy claims of creditors, as discussed in the following paragraph.

         Once First Capital issues the shares of common stock, the offering proceeds will be considered part of general corporate funds and may be subject to the claims of creditors of First Capital, including claims against First Capital that may arise out of actions of its officers, directors, or employees. It is possible, therefore, that one or more creditors may seek to attach the proceeds of the offering before First National Bank begins banking operations. If such an attachment occurred and it became necessary to return funds to shareholders because of failure to obtain all necessary regulatory approvals, the payment process might be delayed. Further, if it became necessary to pay creditors from the subscription funds, the payment to shareholders might be further reduced.

PURCHASES BY ORGANIZERS OF FIRST CAPITAL

         The organizers will purchase 330,000 shares of the common stock in this offering, which will constitute approximately 54.1% of the 610,000 shares to be outstanding upon completion of the minimum offering, or 33.0% of the 1,000,000 shares to be outstanding should the maximum number of shares be sold. All purchases of shares by the organizers will be made at the same public offering price, $10.00 per share, as that paid by other investors and will count toward the achievement of the minimum offering. The organizers have represented to First Capital that any such purchases will be made for investment purposes only and not with a view to resell such shares. See "Security Ownership of Certain Beneficial Owners and Management" beginning at page 37.


         In consideration for assisting in organizing First Capital and First National Bank, on the date First National Bank opens for business, each of the organizers will be granted warrants to purchase additional shares of common stock. The warrants will be granted to the organizers in recognition of the financial risk they have undertaken in connection with the organizational expenses of this project and of the time expended and devoted to this organizational effort, including attendance at weekly meetings over a period of several months. Each of the organizers has personally guaranteed the line of credit obtained from The Bankers Bank. The warrants will provide the organizers with the opportunity to profit from any future increase in the market value of the common stock or any increase in the net worth of First National Bank without paying for the warrant shares up front.



         Each warrant will entitle the organizer to purchase one additional share of common stock. The actual number of warrants granted will vary depending on the number of shares actually sold in the offering. If greater than 900,000 shares are sold in the offering, the ratio of warrants to shares will be capped so that each organizer will receive no more than one warrant for every two shares each organizer purchases in this offering. However, if fewer than 900,000 shares are sold in the offering, the organizers will receive fewer warrants so that the total number of warrants to be granted to the organizers plus the number of options to be granted under the incentive stock option plan (100,000) will not exceed 23% of the total number of shares outstanding after the offering. Therefore, given the intent of the organizers to purchase 330,000 shares in the offering, the organizers will be granted warrants to purchase 165,000 shares of common stock upon completion of the maximum offering. Upon completion of the minimum offering, the organizers will receive warrants to purchase 82,207 shares of common stock.


         Any warrants granted will become exercisable in equal amounts beginning on the date First National Bank opens for business and on each of the four succeeding anniversaries of that date. No warrants will be granted unless First National Bank receives final regulatory approval to begin banking operations. All warrants granted will expire five years after the date on which First National Bank opens for business. An organizer exercising his or her warrants will pay the public offering price of $10.00 per share. The warrants will provide the organizers with the opportunity to profit from any future increase in the market value of the common stock or any increase in the net worth of First National Bank without presently paying for the warrant shares initially. Any future exercise of the warrants will reduce your percentage ownership interest in First Capital. For example, prior to the exercise of their warrants, the organizers will own 54.1% of the shares outstanding after the minimum offering and 33% of the shares outstanding after the maximum offering. Assuming all of the warrants were exercised, the organizers would own approximately 59.5% of the shares outstanding after the minimum offering and 42.5% of the outstanding shares after the maximum offering.



                              PLAN OF DISTRIBUTION

         Shares of the common stock of First Capital will be marketed on a 610,000 share minimum basis through Allen C. Ewing & Co., 50 North Laura Street, Jacksonville, Florida 32202 (904-354-5573), as sales agent for First Capital. Although the sales agent will use its best efforts to market and sell the shares, there is no guarantee that the required minimum number of shares will be sold. The sales agent may, however, engage other broker-dealers to participate in the selling effort.

         The common stock will be offered directly to the public at the public offering price set forth on the cover page of this prospectus. As demonstrated in the table below, the common stock will be offered to three different groups of investors -- organizers, the Nassau County community, and the general public -- and the amount of commissions to be paid to the sales agent will vary depending upon the amount of common stock purchased by each group. The sales agent will receive no commissions for the 330,000 shares of common stock to be purchased by the organizers. The sales agent will be paid a commission of 2.5% on all shares of common stock sold in the community offering, and will be paid a commission of 5.0% on all of the shares of common stock sold in the public offering. Although the offerings will be conducted at the same time, the sales agent will first target the Nassau County community and will give investors in the community the opportunity to purchase shares of the common stock. Any shares remaining once the shares have been offered to the Nassau County community will be available for sale to the general public. However, once the shares of common stock become available for sale to the general public, it is expected that investors in the Nassau County community will continue to purchase shares of the common stock.

         The table below provides the range of the number of shares that may be sold in the Nassau County community offering and to the general public. The number of shares available for sale to the general public will depend on the number of shares sold in the Nassau County community offering and will range from 0, if all shares are purchased by the Nassau County community, to 670,000 if no shares are purchased by the Nassau County community.


                                                     No. of Shares                Commission
Investors                                           to be Purchased               to be Paid
---------                                           ---------------               ----------

Organizers                                                   330,000                   0%

Members of the Nassau County Community                   0 - 670,000                 2.5%

General Public Offering                                  0 - 670,000                 5.0%


Commissions will be paid from funds received in this offering only to the extent that such funds exceed $6,100,000. In the event that the sales agent decides to form a selling group by enlisting additional broker-dealers, it may reallow to such additional registered broker-dealer up to $.25 per share of the commission to be paid to the sales agent for shares sold in the public offering. The sales agent will be reimbursed for legal fees and out-of-pocket expenses it incurs in the offering.

         Subject to certain limitations, First Capital and the sales agent have agreed to indemnify each other against certain liabilities, including certain civil liabilities, under the Securities Act of 1933, or to contribute to payments that First Capital or the sales agent may be required to make. The sales agent has informed First Capital that it does not intend to exercise its discretionary authority to purchase shares of common stock for any account over which it holds discretionary authority.

         In the event that the offering conditions have not been satisfied by the expiration date of the offering, First Capital will terminate this offering and promptly return funds to the subscribers, together with their allocated share of profits, if any, earned on the investment of the subscription escrow account as described above. See "Terms of the Offering-Escrow of Subscription Funds" at page 11.

         As soon as practicable, but no more than ten business days after First Capital receives a subscription, First Capital will accept or reject the subscription. Subscriptions not rejected by First Capital within this ten day period will be deemed accepted. Once a subscription is accepted by First Capital, it cannot be withdrawn by the subscriber. Payment from any subscriber for shares in excess of the number of shares allocated to such subscriber will be refunded by mail, without interest, within ten days of the date of rejection.

         Certificates representing shares of common stock of First Capital, duly authorized and fully paid, will be issued as soon as practicable after funds are released to First Capital from the subscription escrow account.

         Subscriptions to purchase shares of common stock can be made by completing the subscription agreement attached to this prospectus and delivering it to First Capital's offices at 1875A South 14th Street, Fernandina Beach, Florida 32034, or mailing the same in the enclosed self-addressed, stamped envelope. Full payment of the purchase price must accompany the subscription. First Capital reserves the right to disregard any subscription which is not fully paid when First Capital receives it. No subscription agreement is binding until accepted by First Capital, and First Capital may refuse to accept any subscription for shares, in whole or in part, for any reason whatsoever. After a subscription is accepted and proper payment received, First Capital shall not cancel it unless all accepted subscriptions are canceled.

         All subscription amounts must be paid in United States currency by check, bank draft or money order payable to "The Bankers Bank, Escrow Agent for First Capital Bank Holding Corporation." Any subscriptions received by the sales agent and any other broker-dealer participating in the offering will be transmitted directly to the escrow agent by noon of the next business day after receipt. A subscription will be accepted in writing by First Capital in the form of acceptance attached to this prospectus.

                                 USE OF PROCEEDS

         The gross proceeds from the sale of shares of common stock offered by First Capital will be $6,100,000 assuming the sale of a minimum of 610,000 shares, and $10,000,000 assuming the sale of a maximum of 1,000,000 shares. However, if 610,000 shares are not sold prior to the expiration date of the offering, then First Capital will terminate the offering and promptly return all funds received from subscribers. See "Terms of the Offering" beginning on page 10.

         The estimated expenses of this offering are as follows:

                                                  Minimum            Maximum
                                                 Offering           Offering
                                                 --------           --------
         Registration fees, including blue
          sky fees and expenses ..........      $   10,280       $   10,280

         Legal fees and expenses .........          35,000           35,000

         Commissions to the Sales Agent ..               0*         335,000

         Accounting fees and expenses ....           3,500            3,500

         Printing and engraving expenses .           5,000            5,000

         Advertising .....................           5,500            5,500

         Mailing and distribution ........             960              960

         Entertainment ...................           3,500            3,500

         Miscellaneous ...................           5,000            5,000

              Total Expenses .............      $   68,740       $  403,740
                                                ==========       ==========
         Net proceeds ....................      $6,031,260       $9,596,260

----------
* Commissions will be paid out of funds received in the offering only to the extent such funds exceed $6,100,000, which is the amount expected to be received in the minimum offering.

         The net proceeds of this offering as well as any interest earned on the subscription funds will be used by First Capital, after breaking escrow, primarily for the purchase of all of the issued and outstanding capital stock of First National Bank. First National Bank will, in turn, use the funds as capital to begin its business operations, including officers' and employees' salaries and construction of its permanent facilities, and to repay expenses incurred in the organization of First Capital and First National Bank.

         As indicated in the charter application of First National Bank filed by First Capital with the Office of the Comptroller of the Currency, First Capital intends to capitalize First National Bank at $6,000,000. Twenty-five percent of all funds received in excess of the $6,000,000 required to capitalize First National Bank will be held by First Capital to be available for the future growth of First National Bank in compliance with OCC regulations. The remainder of the funds will be held by First Capital and reserved for general corporate purposes at the holding company level. First Capital anticipates that the proceeds received upon exercise of the warrants, if any, will be used for working capital purposes.

         A portion of the net proceeds of this offering beyond the minimum will be retained by First Capital for the purpose of funding any required additions to the capital of First National Bank. Since national banks are regulated with respect to the ratio that their total assets may bear to their total capital, if First National Bank experiences greater growth than anticipated, it may require the infusion of additional capital to support that growth. Management anticipates, however, that the proceeds of this offering will be sufficient to support First National Bank's immediate capital needs and will seek, if necessary, long- and short-term debt financing to support any additional needs; however, management can give no assurance that such financing, if needed, will be available or if available will be on terms acceptable to management.

         The following is a schedule of the estimated use by First National Bank of the proceeds from the sale of the common stock of First Capital, including its estimated operating expenses for its first 12 months of operation.



         Organizational and pre-opening expenses of First National Bank including
                 salaries, legal and accounting fees(1) .........................     $  500,000 *
         Land purchase and construction of permanent bank facility(2) ...........      1,115,000 +
         Lease and set-up costs of temporary bank facility and
                 occupancy expenses(3) ..........................................        174,000 *
         Salaries and benefits(4) ...............................................        648,000 +
         General and administrative expenses, composed primarily of data processing, marketing and advertising, telephone
                 and casualty and deposit insurance(5) ..........................        228,000 +
         Furniture, fixtures and equipment(6) ...................................        600,000 *
         Working capital ........................................................      2,735,000
                                                                                      $6,000,000
                                                                                      ==========

----------
* Represents expenses which will be incurred prior to the opening for business of First National Bank.

+ Represents operating expenses which will be incurred during First National Bank's first 12 months of operations.
(1) These expenses will be incurred prior to the opening for business of First National Bank and are being funded from a line of credit in the principal amount of $700,000 that First Capital has obtained from The Bankers Bank, Atlanta, Georgia.

(2) Costs for construction of First National Bank's permanent facility are based on estimates from an architect. The land upon which the facility will be located has been purchased for $265,000 from Bosco Enterprises. See "Certain Transactions" at page 38. The construction on the facility has begun and is expected to be completed in August 1999. See "Business of First Capital -- Premises" at page 18.

(3) Upon final approval from the OCC, First National Bank will open in a temporary facility until such time as a permanent facility can be constructed.
(4) Salaries and benefits are based on management's estimates of the number and types of employees which will be required during the first 12 months of operations of First National Bank. It is presently anticipated that First National Bank will employ 16 persons during such 12 months, including 5 officers.
(5) These expenses are based on the experiences of similar size banks in the region and on management's previous banking experience.
(6) Furniture and equipment cost is based on the organizers' estimates and upon information from suppliers of bank equipment of the costs required to furnish and equip First National Bank for the expected level of operations.

The expenses described above are estimates only and assume First National Bank will open for business in July 1999, or as soon thereafter as practicable. Actual expenses may exceed these amounts. A portion of these expenses will be offset by revenues generated by First National Bank during its first year of operation.

                                 DIVIDEND POLICY

         First Capital and First National Bank are both start-up operations. The Board of Directors of First Capital intends to reinvest earnings for such period of time as is necessary to ensure the success of the operations of First National Bank. There are no current plans to initiate payment of cash dividends, and future dividend policy will depend on First National Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of First Capital.

         First National Bank will be restricted in its ability to pay dividends under the national banking laws and by regulations of the Office of the Comptroller of the Currency. Under 12 U.S.C. ss. 56 of the National Bank Act, a national bank may not pay dividends from its capital. In addition, no dividends may be made in an amount greater than a national bank's undivided profits, subject to other applicable provisions of law. Payments of dividends out of undivided profits is further limited by 12 U.S.C. ss. 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus not less than 1/10 of First National Bank's net income of the preceding two consecutive half year periods (in the case of an annual dividend). Under 12 U.S.C. ss. 60(b), the approval of the OCC is required if the total of all dividends declared by First National Bank in any calendar year exceeds the total of its net income for that year combined with its retained net income for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         First Capital is still in the development stage, and will remain in that stage until the offering of the common stock is complete. First Capital initially funded its start-up and organization costs through advances from the organizers in the amount of $75,000. First Capital subsequently obtained a line of credit in the amount of $700,000 from The Bankers Bank, a portion of the proceeds of which were used to repay, without interest, the $75,000 advanced by the organizers. A portion of the proceeds of this offering will be used to repay the line of credit, to the extent that such repayment is reasonable and not detrimental to the operations of First Capital, and to the extent that such repayment is allowed by the Office of the Comptroller of the Currency and other appropriate regulatory authorities. See "Use of Proceeds" beginning on page 15. Total organizational costs as of December 31, 1998, amounted to approximately $175,396. These costs include consultant fees ($54,102) and regulatory application fees ($21,144).

         All subscription funds received during the offering will be placed in an escrow account and invested in bank accounts, including savings accounts and bank money market accounts, in direct obligations of the United States Government, and in short-term insured bank certificates of deposit with maturities not to exceed 90 days.

     In the opinion of First Capital, the minimum net proceeds of $6,000,000 from the minimum offering will be adequate capital to support the growth of both First Capital and First National Bank for their first five years of operation. It is not anticipated that First Capital will need to raise additional funds to meet expenditures required to operate the business of First Capital and First National Bank over the next 12 months. All anticipated material expenditures for such period have been identified and provided for out of the proceeds of this offering. See "Use of Proceeds" beginning on page 15.

                            BUSINESS OF FIRST CAPITAL

GENERAL

         First Capital was incorporated as a Florida corporation on July 29, 1998 for the purpose of organizing First National Bank and purchasing 100% of the outstanding capital stock of First National Bank. First National Bank will conduct a general banking business in Fernandina Beach, Florida. First Capital has filed an application with the Federal Reserve Board to become a bank holding company. First Capital has been organized as a mechanism to enhance First National Bank's ability to serve its future customers' requirements for financial services. The holding company structure will provide flexibility for expansion of First Capital's banking business through acquisition of other financial institutions and provision of additional banking-related services which the traditional commercial bank may not provide under present laws. For example, banking regulations require that First National Bank maintain a minimum ratio of capital to assets. In the event that First National Bank's growth is such that this minimum ratio is not maintained, First Capital may borrow funds, subject to the capital adequacy guidelines of the Federal Reserve Board, and contribute them to the capital of First National Bank and otherwise raise capital in a manner which is unavailable to First National Bank under existing banking regulations.

         First Capital has no present plans to acquire any operating subsidiaries other than First National Bank; however, it is expected that First Capital may make additional acquisitions in the event that First National Bank becomes profitable and such acquisitions are deemed to be in the best interests of First Capital and its shareholders. Such acquisitions, if any, will be subject to certain regulatory approvals and requirements. See "Supervision and Regulation" beginning on page 26.

PREMISES

         On June 16, 1998, First Capital entered into a contract to acquire 1.28 acres of land located at 1891 South 14th Street at its intersection with Island Walk Way in Fernandina Beach, Nassau County, Florida 32034, for a total purchase price of $265,000. The property was purchased from Bosco Enterprises. One of the principals of Bosco Enterprises is the husband of one of the organizers, Lorie
L. McCarroll. The organizers have received an appraisal from an independent third party appraising the value of the property at $265,000. First Capital intends to construct its headquarters building on this property. The building will contain approximately 6,500 square feet of finished space at a cost of approximately $800,000. The building is expected to contain one vault, an automated teller machine, seven offices, two loan closing rooms, five teller stations, four drive-in windows and a loan operations area.

         Until construction of the permanent bank building is complete, First Capital and First National Bank will temporarily operate out of offices located at 1875A South 14th Street, Fernandina Beach, Florida 32034. First Capital will lease the approximately 1,584 square foot facility pursuant to an 11-month lease at the monthly rate of $1,200, or $9.09 per square foot. It is estimated that First Capital and First National Bank will operate out of this temporary facility for approximately twelve months until construction of the headquarters building is complete. First Capital is leasing its temporary offices from Miller, Lee & McCarroll, Inc., of which David F. Miller and Lorie L. McCarroll, two of the organizers, are principals. For additional information, see "Certain Transactions" at page 38.

         In addition to its headquarters facility, First National Bank plans to open a small branch office facility, at a location to be determined, in the third year of its operations. Management expects that the land for this branch facility will be acquired for a purchase price of approximately $150,000 and the building will be constructed for approximately $650,000. This facility is expected to contain a safe, two offices, four teller stations, and two drive-in windows. First Capital does not anticipate any material expenditures in connection with its compliance with environmental laws.

         The mailing address of First Capital's temporary office is 1875A South 14th Street, Fernandina Beach, Florida 32034, and its temporary telephone number is (904) 321-0400.


                         BUSINESS OF FIRST NATIONAL BANK

GENERAL

         The organizers received preliminary approval from the Office of the Comptroller of the Currency to charter First National Bank on January 27, 1999. The organizers expect to receive approval of First National Bank's application for deposit insurance from the FDIC by the end of April 1999.

         First National Bank anticipates that it will begin business operations in July 1999 in a temporary facility located at 1875A South 14th Street, Fernandina Beach, Florida 32034. First National Bank plans to be a full service commercial bank, without trust powers. First National Bank will offer a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest bearing statement savings accounts, certificates of deposit, commercial loans, real estate loans, home equity loans and consumer/installment loans. In addition, First National Bank will provide such consumer services as U.S. Savings Bonds, travelers checks, cashiers checks, safe deposit boxes, bank by mail services, direct deposit, credit cards and automatic teller services.

         The philosophy of management of First National Bank with respect to its initial operations will emphasize prompt and responsive personal service to members of the business and professional community of Nassau County, Florida, in order to attract customers and acquire market share now controlled by other financial institutions in First National Bank's market area. First National Bank's prime location and range of banking services, as well as its emphasis on personal attention and service, prompt decision making and consistency in banking personnel, will be major tools in First National Bank's efforts to capture such market share. In addition, First National Bank's executive officers have substantial banking experience, which will be an asset in providing both products and services designed to meet the needs of First National Bank's customer base. Several of the organizers are active members of the business community in and around the Fernandina Beach area, and continued active community involvement will provide an opportunity to promote First National Bank and its products and services. The organizers intend to utilize target marketing and superior selling efforts in order to build a distinct institutional image for First National Bank and to capture a customer base.

MARKET AREA AND COMPETITION


         The primary market area for the proposed bank in Fernandina Beach, Nassau County, Florida, is within the Jacksonville metropolitan area, which includes the five counties of Duval, Nassau, St. Johns, Clay, and Baker. Nassau County is an integral part of the Jacksonville metropolitan area and has participated in the growth experienced by the Jacksonville metropolitan area in recent years. The Jacksonville market has a current population in excess of 1,000,000 people and is projected to grow to a population of 1,200,000 by 2010. Fernandina Beach's strategic location within the Jacksonville metropolitan area, along with its coastal setting, makes it a location of choice for many residents taking advantage of the resources and job opportunities in the metropolitan market of Jacksonville.

         The five-county area has a lower unemployment rate than the State of Florida which, in turn, is lower than the national average. The climate and geography of the area have encouraged strong population and economic growth and the new NFL football team, the Jacksonville Jaguars, has given the five-county area a higher profile regionally and nationally.

         First National Bank's primary service area represents a geographic area which includes the communities of Amelia Island, Fernandina Beach, O'Neil, and Yulee, Florida, and St. Mary's, Georgia. The boundaries of the primary service area are the St. Mary's River and the State of Georgia to the North, the Atlantic Ocean to the East, Duval County to the South, and Baker County to the West.

         Nassau County has many positive attributes that contribute to the area's business growth and stability. These include easy access to two interstates, an extensive rail service network, Jacksonville International Airport, and the Port of Fernandina, which is the deepest natural port on the southeastern coast of the United States. The paper, timber, and resort industries form the core of the area's economy and, as an indication of recent growth, commercial building permits have increased 237% over the past ten years. Amelia Island is considered to be one of the foremost residential and retirement areas in Florida as it attracts affluent retirees and second homeowners from the Eastern states of the country. The Ritz-Carlton Hotel with its 300 rooms and the Amelia Island Plantation are among the premier resort hotels on Florida's East Coast.

         The 1990 census estimate of the population within a fifteen-mile radius of the proposed bank site was approximately 51,000, a 67.5% increase over the 1980 population. The population within the fifteen-mile radius is approximately 70,000 currently, projected to be approximately 80,000 by 2004. From 1988 to 1998, residential building permits increased from 609 to 996, an increase of 63.5%, with much of that growth occurring in the last five years. The estimated average family income in Nassau County is $55,294 within a five-mile radius of the proposed bank site and $49,102 within a fifteen-mile radius. Median home values within a five-mile radius are $97,386, and $88,245 within a fifteen-mile radius.

         First National Bank will target its products and services to meet the needs of the area's customer base and will be a full-service bank, initially focusing on providing small- to middle-market business loans, residential mortgages, and consumer loans to these customers. The organizers estimate that more than 75% of First National Bank's proposed customer base will be businesses and/or residents located in the primary service area. The primary service area represents a diverse market with a growing population and economy.

         Competition in First National Bank's primary service area is intense. As of June 30, 1998, total bank deposits in Nassau County were approximately $369 million; the market is served by six banks and three credit unions. The regional bank holding companies represented in Nassau County are NationsBank Corporation with a market share of 28.6% total deposits, First Union Corporation with 28.5%, SouthTrust Bank Corporation with 11.8%, Synovus Financial Corporation with 14.0%, and Compass Bancshares, Inc. with 7.2%.

        There are no existing locally-owned community banks in Nassau County, as SouthTrust and Synovus recently entered the Nassau County market via the acquisition of the two remaining independent community banks. Therefore, upon opening for business in 1999, First National Bank will be the sole independent commercial bank headquartered in its primary service area.


         Financial institutions primarily compete with one another for deposits. In turn, a bank's deposit base directly affects such bank's loan activities and general growth. Primary methods of competition include interest rates on deposits and loans, service charges on deposit accounts and the designing of unique financial services products. First National Bank will be competing with financial institutions which have much greater financial resources than it will have, and which may be able to offer more and unique services and possibly better terms to their customers. However, the organizers of First National Bank believe that it will be able to attract sufficient deposits to enable it to compete effectively with other area financial institutions. The organizers believe that First National Bank will have the advantage of being locally owned and managed, enabling it to benefit from the high visibility and excellent business contacts of its organizers.

         First National Bank will be in competition with existing area financial institutions other than commercial banks and savings and loan associations, including insurance companies, consumer finance companies, brokerage houses, credit unions and other business entities which have recently been invading the traditional banking markets. Due to the growth of First National Bank's market area, it is anticipated that additional competition will continue to be created by new entrants to the market.

DEPOSITS

         First National Bank will offer a full range of interest-bearing and non-interest-bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest-bearing statement savings accounts and certificates of deposit with fixed and variable rates and a range of maturity date options. The sources of deposits will be residents, businesses and employees of businesses within First National Bank's market area, obtained through the personal solicitation of its officers and directors, direct mail solicitation, and advertisements published in the local media. First National Bank will pay competitive interest rates on time and savings deposits up to the maximum permitted by law or regulation. In addition, First National Bank will implement a service charge fee schedule competitive with other financial institutions in its market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

LOAN PORTFOLIO

         First National Bank will engage in a full complement of lending activities, including commercial loans, consumer and installment loans and real estate loans. First National Bank intends to generally allocate its loan portfolio as follows: commercial loans, 40%, real estate loans, 40% and consumer loans, 20%. Initially, First National Bank will have a legal lending limit for unsecured loans of up to $900,000 to any one person. Management intends to originate loans and to participate with other banks with respect to loans which exceed First National Bank's lending limits. Management does not believe that loan participations will necessarily pose any greater risk of loss than loans which First National Bank originates. See "Supervision and Regulation" beginning on page 26.

         Lending will be directed primarily towards individuals and businesses whose demands for funds fall within First National Bank's legal lending limits and which are potential deposit customers of First National Bank. First National Bank does not anticipate any foreign loans in First National Bank's loan portfolio. The following is a description of each of the major categories of loans anticipated in First National Bank's portfolio and the anticipated risks associated with each type of loan:

        Commercial and Industrial Loans

         Commercial lending will be directed principally towards businesses whose demands for funds fall within First National Bank's legal lending limits and who are potential deposit customers of First National Bank. This category of loans includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. Particular emphasis will be placed on loans to small- and medium-sized businesses and professionals. Risks of these types of loans depend on the general business conditions of the local economy and the local business borrower's ability to sell its products and services in order to generate sufficient business profits to repay First National Bank under the agreed upon terms and conditions. The value of the collateral held by First National Bank as a measure of safety against loss is most volatile in this loan category.


         Consumer and Installment Loans

         First National Bank's consumer loans are projected to comprise approximately 20% of First National Bank's loan portfolio. The majority of consumer loans will include lines of credit and term loans secured by second mortgages on the residences of borrowers for a variety of purposes including home improvements, education, and other personal expenditures. The remaining consumer loans will consist primarily of installment loans to individuals for personal, family and household purposes, including automobile loans to individuals and pre-approved lines of credit. Loss or decline of income by the borrower due to layoffs, divorce or unexpected medical expenses represent unplanned occurrences that may represent risk of default to First National Bank. In the event of default, a shortfall in the value of the collateral may pose a loss to First National Bank in this loan category.

         Real Estate Loans

         First National Bank's real estate loans will consist of residential first and second mortgage loans, residential construction loans, and, to a limited degree, commercial real estate loans. These loans will be made consistent with First National Bank's appraisal policy and real estate lending policy which will detail maximum loan-to-value ratios and maturities. These loan-to-value ratios will be sufficient to compensate for fluctuations in the real estate market to minimize the risk of loss to First National Bank.

         Residential Mortgage

         These loans will be granted to qualified individuals for the purchase of existing single family residences in First National Bank's market area. Both fixed and variable rate loans will be offered with competitive terms and fees consistent with national mortgage investor guidelines. These loans will be made consistent with First National Bank's appraisal policy and real estate lending policy which will detail maximum loan-to-value ratios and maturities. Management expects that these loan-to-value ratios will be sufficient to compensate for fluctuations in the real estate market to minimize the risk of loss. Mortgage loans that do not conform to First National Bank's asset/liability mix policies will be sold in the secondary markets. The risk of this type of activity depends on the salability of the loan to national investors and interest rate changes. Delivering these loans to the end investor on a mandatory basis and meeting the investor's quality control procedures limits First National Bank's risk of making adjustable rate mortgage loans. The risk assumed by First National Bank will be conditioned upon its internal controls, loan underwriting and market conditions in the national mortgage market. First National Bank will retain loans for its portfolio when it has sufficient liquidity to fund the needs of the established customers and when rates are favorable to retain the loans. The loan underwriting standards and policies will generally be the same for both loans sold in the secondary market and those retained in First National Bank's portfolio.

         Residential Construction

         These loans will be made for the construction of single family residences in First Capital's market area. The loans will be granted to qualified individuals with down payments of at least 20% of the appraised value or contract price, whichever is less. The interest rates are expected to fluctuate at 1% to 2% above First National Bank's prime interest rate during the six month construction period. First National Bank will also charge a fee of 1% to 2% in addition to the normal closing costs. These loans generally command higher rates and fees commensurate with the risk warranted in the construction lending field. The risk in construction lending is dependent upon the performance of the builder in building the project to the plans and specifications of the borrower and First National Bank's ability to administer and control all phases of the construction disbursements. Upon completion of the construction period, management anticipates that the mortgage will be converted to a permanent loan and normally sold to an investor in the secondary mortgage market.

         Commercial Real Estate

         To a limited extent, First National Bank anticipates that it will also offer commercial real estate loans to developers of both commercial and residential properties. In making these loans, First National Bank intends to manage its credit risk by actively monitoring such measures as advance rate, cash flow, collateral value and other appropriate credit factors. Management will attempt to reduce credit risk in the commercial real estate portfolio be emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, First National Bank may require personal guarantees of the principal owners.

         The organizers believe First National Bank's market offers a significant opportunity for residential real estate mortgage lending. This opportunity includes residential construction loans to buyers and owners as well as to creditworthy contractors for custom-built homes with purchase contracts in place. First National Bank anticipates that permanent mortgage loans would be offered with terms that parallel purchase commitments from permanent investors.

         While risk of loss in First National Bank's loan portfolio is primarily tied to the credit quality of the various borrowers, risk of loss may also increase due to factors beyond its control, such as local, regional and/or national economic downturns. General conditions in the real estate market may also impact the relative risk in First National Bank's real estate portfolio. Of First National Bank's target areas of lending activities, commercial loans are generally considered to have greater risk than real estate loans or consumer installment loans.

         The organizers intend to originate loans and to participate with other banks with respect to loans which exceed First National Bank's lending limits. Management does not believe that loan participations will necessarily pose any greater risk of loss than loans which First National Bank originates.

INVESTMENTS

         In its first year of operation, management anticipates that investment securities will comprise approximately 27% of First National Bank's assets, other investments will comprise approximately 5% of its assets and loans will comprise approximately 63% of its assets. First National Bank intends to invest primarily in direct obligations of the United States, obligations guaranteed as to principal and interest by the United States, obligations of agencies of the United States, and certificates of deposit issued by commercial banks. In addition, First National Bank will enter into Federal Funds transactions with its principal correspondent banks and anticipates that it will primarily act as a net seller of such funds. The sale of Federal Funds amounts to a short-term loan from First National Bank to another bank.

ASSET AND LIABILITY MANAGEMENT

         It is the objective of First National Bank to manage its assets and liabilities to provide a satisfactory, consistent level of profitability. First National Bank's executive officers and the Asset/Liability Committee of the board of directors of the bank will be responsible for monitoring interest-bearing assets and interest-bearing liabilities to ensure stability of earnings. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations. Management will seek to invest the largest portion of First National Bank's assets in commercial, consumer and real estate loans.

         First National Bank's asset/liability mix likely will be monitored on a daily basis with a monthly report reflecting interest-sensitive assets and interest-sensitive liabilities being prepared and presented to the board of directors. The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on First National Bank's earnings.

CORRESPONDENT BANKING

         Correspondent banking involves the providing of services by one bank to another bank which, from an economic or practical standpoint, cannot provide that service for itself. First National Bank may purchase correspondent services offered by larger banks, including check collections, purchase of Federal Funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations, and sales of loans to or participations with correspondent banks.

         First National Bank anticipates that it will sell loan participations to correspondent banks with respect to loans which exceed its lending limit. As compensation for services provided by a correspondent, First National Bank may maintain certain balances with such correspondents in non-interest bearing accounts.

DATA PROCESSING

         First National Bank intends to enter into a data processing servicing agreement with a third party vendor which has not been identified at this time. It is expected that this servicing agreement will provide First National Bank with a full range of data processing services, including an automated general ledger, deposit accounting, commercial, real estate and installment lending, data processing, and central information filing.

YEAR 2000

         As the year 2000 ("Year 2000") approaches, an important business issue has emerged regarding existing application software programs and operating systems. To save computing time and disk space, many existing application software products were designed to accommodate only a two-digit year rather than a four-digit year. For example, "98" is stored on the system and represents 1998 and "00" represents 1900. As a result, software or equipment that is date dependent may, for example, recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruption of operations, a temporary inability to process transactions, send invoices, or engage in similar normal business activity.

         Communications and information systems, including systems which monitor deposit and lending accounts, are critical to First Capital's and First National Bank's business. Software and hardware developed by independent third parties will be installed to provide primary banking applications, including core processing systems. First National Bank intends to choose a source for these systems that has modified or upgraded its computer applications to become Year 2000 compliant. In addition, First Capital and First National Bank intend to implement a Year 2000 compliance program whereby First National Bank will review the Year 2000 issue that may be faced by its other third-party vendors and loan and deposit customers. Under such program, First Capital will examine the need for modifications or replacement of all non-Year 2000 compliant pieces of software. First Capital does not currently expect that the cost of its and First National Bank's Year 2000 compliance program will be material to its financial conditions and expects that it will satisfy such compliance program without material disruption of its operations. Management of First Capital intends to evaluate the potential effect on its third-party vendor's data processing systems resulting from Year 2000 issues and to obtain a representation from such vendor that its core processing systems will be fully Year 2000 compliant prior to the opening of First National Bank for business. In the event that First Capital, First National Bank, such vendor or its other significant vendors or loan customers do not successfully and timely achieve Year 2000 compliance, First National Bank's business, future prospects, financial condition or results of operations could be materially adversely affected.

         An area of concern to First Capital, First National Bank, and its primary regulator, the Office of the Comptroller of the Currency, is the effect of Year 2000 issues on its loan customers. Failure to address Year 2000 related issues could have significant impact on the ability of certain customers to continue operations. First National Bank's loan portfolio could be negatively impacted if customers are unable to honor loan agreements and defaults occur as a result of failure to address Year 2000. These customer relationships will be monitored to ensure that the necessary systems modifications will be made on a timely basis. In addition, First National Bank will review Year 2000 related issues as part of its normal underwriting criteria and loan approval process. It also will include Year 2000 compliance requirements and covenants requiring compliance within its standard loan agreements. Nevertheless, there can be no assurance that these customers will be Year 2000 compliant. Failure of certain customers to adequately address these issues could result in loan defaults which would negatively impact First Capital's earnings.

         Although First Capital and First National Bank will take extensive steps to address Year 2000 related issues, there can be no assurance that all necessary modifications will be identified and made or that unforeseen difficulties or costs will not arise. In addition, there can be no assurance that the failure of First National Bank's internal systems or the systems provided by its data processing vendor or other companies on which First Capital's systems rely will not negatively impact First National Bank's systems or operations.

EMPLOYEES

         In their first year of operation, First Capital and First National Bank anticipate that they will employ 16 persons, including 5 officers. First National Bank will hire additional persons as needed, including additional tellers and financial service representatives.

MONETARY POLICIES

         The results of operations of First National Bank will be affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand, or the business and earnings of First National Bank.


                           SUPERVISION AND REGULATION

         First Capital and First National Bank will operate in a highly regulated environment, and their business activities will be governed by statute, regulation, and administrative policies. The business activities of First Capital and First National Bank will be closely supervised by a number of regulatory agencies, including the Federal Reserve Board, the Office of the Comptroller of the Currency, the Florida Banking Department and the FDIC.

         First Capital will be regulated by the Federal Reserve Board under the federal Bank Holding Company Act, which requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank, and before merging or consolidating with another bank holding company. The Federal Reserve Board (pursuant to regulation and published policy statements) has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve Board policy, First Capital may be required to provide financial support to a subsidiary bank at a time when, absent such Federal Reserve Board policy, First Capital may not deem it advisable to provide such assistance.


          Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which became effective in November 1994, the restrictions on interstate acquisitions of banks by bank holding companies were repealed on September 29, 1995. The effect of the repeal of these restrictions is that First Capital and any other bank holding company located in Florida are able to acquire a bank located in any other state, and a bank holding company located outside Florida can acquire any Florida-based bank, in either case subject to certain deposit percentage and other restrictions. The legislation also provides that, unless an individual state elects beforehand either

            -       to accelerate the effective date or

            - to prohibit out-of-state banks from operating interstate branches within its territory, on or after June 1, 1997, adequately capitalized and managed bank holding companies will be able to consolidate their multistate bank operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank would be permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state will continue to be subject to applicable state branching laws.


         A bank holding company is generally prohibited from acquiring control of any company which is not a bank and from engaging in any business other than the business of banking or managing and controlling banks. However, there are certain activities which have been identified by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto and thus permissible for bank holding companies, including the following activities:

          - acting as investment or financial advisor to subsidiaries and certain outside companies;

          - leasing personal and real property or acting as a broker with respect thereto;

          - providing management consulting advice to nonaffiliated banks and nonbank depository institutions;

          -         operating collection agencies and credit bureaus;

          -         acting as a futures commission merchant;

          -         providing data processing and data transmission services;

          - acting as an insurance agent or underwriter with respect to limited types of insurance;

          -         performing real estate appraisals;

          -         arranging commercial real estate equity financing;

          -         providing securities brokerage services; and

          - underwriting and dealing in obligations of the United States, the states and their political subdivisions.

          In determining whether an activity is so closely related to banking as to be permissible for bank holding companies, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce such benefits to the public as greater convenience, increased competition and gains in efficiency that outweigh such possible adverse effects as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices. Generally, bank holding companies are required to obtain prior approval of the Federal Reserve Board to engage in any new activity not previously approved by the Federal Reserve Board.


         As a national bank, First National Bank is subject to the supervision of the OCC and, to a limited extent, the FDIC and the Federal Reserve Board. With respect to expansion, national banks with a home state of Florida may establish branch banks to the same extent that any Florida state-chartered bank may do so.


         First National Bank is also subject to the Florida banking and usury laws restricting the amount of interest which it may charge in making loans or other extensions of credit. In addition, First National Bank, as a subsidiary of First Capital, is subject to restrictions under federal law in dealing with First Capital and other affiliates, if any. These restrictions apply to extensions of credit to an affiliate, investments in the securities of an affiliate and the purchase of assets from an affiliate.

         Loans and extensions of credit by national banks are subject to legal lending limitations. Under federal law, a national bank may grant unsecured loans and extensions of credit in an amount up to 15% of its unimpaired capital and surplus to any person if the loans and extensions of credit are not fully secured by collateral having a market value at least equal to their face amount. In addition, a national bank may grant loans and extensions of credit to a single person up to 10% of its unimpaired capital and surplus, provided that the transactions are fully secured by readily marketable collateral having a market value determined by reliable and continuously available price quotations, at least equal to the amount of funds outstanding. This 10% limitation is separate from, and in addition to, the 15% limitation for unsecured loans. Loans and extensions of credit may exceed the general lending limit if they qualify under one of several exceptions. Such exceptions include certain loans or extensions of credit arising from the discount of commercial or business paper, the purchase of bankers' acceptances, loans secured by documents of title, loans secured by U.S. obligations and loans to or guaranteed by the federal government.

         Both First Capital and First National Bank are subject to regulatory capital requirements imposed by the Federal Reserve Board and the OCC. In 1989, both the Federal Reserve Board and the OCC issued new risk-based capital guidelines for bank holding companies and banks which make regulatory capital requirements more sensitive to differences in risk profiles of various banking organizations. The capital adequacy guidelines issued by the Federal Reserve Board are applied to bank holding companies on a consolidated basis with the banks owned by the holding company. The OCC's risk capital guidelines apply directly to national banks regardless of whether they are a subsidiary of a bank holding company. Both agencies' requirements (which are substantially similar), provide that banking organizations must have capital equivalent to 8% of weighted risk assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. A risk weight of 50% is assigned to loans secured by owner-occupied one to four family residential mortgages, provided that certain conditions are met. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets. Both the Federal Reserve Board and the OCC have also implemented new minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. Under these rules, banking institutions are required to maintain a ratio of 3% "Tier 1" capital to total assets (net of goodwill). Tier 1 capital includes common shareholders equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries.

         Both the risk-based capital guidelines and the leverage ratio are minimum requirements, applicable only to top-rated banking institutions. Institutions operating at or near these levels are expected to have well-diversified risk, high asset quality, high liquidity, good earnings and in general, have to be considered strong banking organizations, rated composite 1 under the CAMELS rating system for banks. Institutions with lower ratings and institutions with high levels of risk or experiencing or anticipating significant growth would be expected to maintain ratios 100 to 200 basis points above the stated minimums.

         The OCC has amended the risk-based capital guidelines applicable to national banks in an effort to clarify certain questions of interpretation and implementation, specifically with regard to treatment of originated and purchased mortgage servicing rights and other intangible assets. The OCC's guidelines provide that intangible assets are generally deducted from Tier 1 capital in calculating a bank's risk-based capital ratio. However, certain intangible assets which meet specified criteria ("qualifying intangibles") such as mortgage servicing rights are retained as a part of Tier 1 capital. The OCC currently maintains that only mortgage servicing rights and purchased credit card relationships meet the criteria to be considered qualifying intangibles. The OCC's guidelines formerly provided that the amount of such qualifying intangibles that may be included in Tier 1 capital was strictly limited to a maximum of 25% of total Tier 1 capital. The OCC has amended its guidelines to increase the limitation on such qualifying intangibles from 25% to 50% of Tier 1 capital and further to permit the inclusion of purchased credit card relationships as a qualifying intangible asset.

         In addition, the OCC has adopted rules which clarify treatment of asset sales with recourse not reported on a bank's balance sheet. Among assets affected are mortgages sold with recourse under Fannie Mae, Freddie Mac and Farmer Mac programs. The rules clarify that even though those transactions are treated as asset sales for bank Call Report purposes, those assets will still be subject to a capital charge under the risk-based capital guidelines.

         The OCC, the Federal Reserve Board and the FDIC have adopted final regulations revising their risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. Under the new regulations, when evaluating a bank's capital adequacy, the agency's capital standards now explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank's economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts. Concurrently, the agencies issued a joint policy statement to bankers, effective June 26, 1996, to provide guidance on sound practices for managing interest rate risk. In the policy statement, the agencies emphasize the necessity of adequate oversight by a bank's board of directors and senior management and of a comprehensive risk management process. The policy statement also describes the critical factors affecting the agencies' evaluations of a bank's interest rate risk when making a determination of capital adequacy. The agencies' risk assessment approach used to evaluate a bank's capital adequacy for interest rate risk relies on a combination of quantitative and qualitative factors. Banks that are found to have high levels of exposure and/or weak management practices will be directed by the agencies to take corrective action.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "Act"), enacted on December 19, 1991, provides for a number of reforms relating to the safety and soundness of the deposit insurance system, supervision of domestic and foreign depository institutions and improvement of accounting standards. One aspect of the Act involves the development of a regulatory monitoring system requiring prompt action on the part of banking regulators with regard to certain classes of undercapitalized institutions. While the Act does not change any of the minimum capital requirements, it directs each of the federal banking agencies to issue regulations putting the monitoring plan into effect. The Act creates five "capital categories" ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") which are defined in the Act and which will be used to determine the severity of corrective action the appropriate regulator may take in the event an institution reaches a given level of undercapitalization. For example, an institution which becomes "undercapitalized" must submit a capital restoration plan to the appropriate regulator outlining the steps it will take to become adequately capitalized. Upon approving the plan, the regulator will monitor the institution's compliance. Before a capital restoration plan will be approved, any entity controlling a bank (i.e., holding companies) must guarantee compliance with the plan until the institution has been adequately capitalized for four consecutive calendar quarters. The liability of the holding company is limited to the lesser of five percent of the institution's total assets or the amount which is necessary to bring the institution into compliance with all capital standards. In addition, "undercapitalized" institutions will be restricted from paying management fees, dividends and other capital distributions, will be subject to certain asset growth restrictions and will be required to obtain prior approval from the appropriate regulator to open new branches or expand into new lines of business.

         As an institution drops to lower capital levels, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the institution may engage and ultimately providing for the appointment of a receiver for certain institutions deemed to be critically undercapitalized.

         The Act also provides that banks have to meet new safety and soundness standards. In order to comply with the Act, the Federal Reserve Board, the OCC and the FDIC have adopted regulations defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits.

         Both the capital standards and the safety and soundness standards which the Act seeks to implement are designed to bolster and protect the deposit insurance fund.

        In response to the directive issued under the Act, the regulators have established regulations which, among other things, prescribe the capital thresholds for each of the five capital categories established by the Act. The following table reflects the capital thresholds:



                                               TOTAL RISK-BASED         TIER 1 RISK-BASED            TIER 1
                                                CAPITAL RATIO             CAPITAL RATIO          LEVERAGE RATIO
                                                -------------             -------------          --------------
Well capitalized(1).......................           10.0%                    6.0%                   5.0%
Adequately Capitalized(1).................           8.0%                     4.0%                   4.0%(2)
Undercapitalized(3).......................         < 8.0%                   < 4.0%                 < 4.0%(4)
Significantly Undercapitalized(3).........         < 6.0%                   < 3.0%                 < 3.0%
Critically Undercapitalized...............            --                       --                  < 2.0%(5)

---------------------------
(1)      An institution must meet all three minimums.
(2) 3.0% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(3) An institution falls into this category if it is below the specified capital level for any of the three capital measures.
(4) Less than 3.0% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(5)      Ratio of tangible equity to total assets.


         As a national bank, First National Bank is subject to examination and review by the OCC. This examination is typically completed on-site at least annually and is subject to off-site review at call. The OCC, at will, can access quarterly reports of condition, as well as such additional reports as may be required by the national banking laws.

         As a bank holding company, First Capital is required to file with the Federal Reserve Board an annual report of its operations at the end of each fiscal year and such additional information as the Federal Reserve Board may require pursuant to the Act. The Federal Reserve Board may also make examinations of First Capital and each of its subsidiaries.

         The scope of regulation and permissible activities of First Capital and First National Bank is subject to change by future federal and state legislation. In addition, regulators sometimes require higher capital levels on a case-by-case basis based on such factors as the risk characteristics or management of a particular institution. First Capital and First National Bank are not aware of any attributes of their operating plan that would cause regulators to impose higher requirements.

                      ORGANIZERS AND PRINCIPAL SHAREHOLDERS

         The following persons comprise the organizers of First Capital and First National Bank: Ron Anderson, Christina H. Bryan, C. Brett Carter, Suellen Rodeffer Garner, Dr. William K. Haley, Lorie L. McCarroll, David F. Miller, William J. Mock, Jr., Marlene J. Murphy, Robert L. Peters, Lawrence Piper, Michael G. Sanchez, Harry R. Trevett, Edward E. Wilson, and Marshall E. Wood. All of the organizers reside in or near Fernandina Beach, Florida. The organizers as a group intend to subscribe for 330,000 shares or $3,300,000 in the offering, which will equal approximately 54.1% of the 610,000 shares to be outstanding upon completion of the minimum offering or 33.0% of the 1,000,000 shares to be outstanding upon completion of the maximum offering. In addition, on the date First National Bank opens for business, First Capital will grant up to 165,000 warrants to the organizers. See "Terms of the offering--Purchases by Organizers of First Capital" beginning on page 12.


         Upon the opening for business of First National Bank, Michael G. Sanchez will receive options to purchase shares of First National Bank's common stock equal to the lesser of 30,000 shares or 5% of the amount of common stock sold in this offering, at an exercise price of $10.00 per share. Twenty percent of these options shall vest when First National Bank opens for business and twenty percent shall vest on each of the four successive anniversaries of First National Bank's opening for business. See "Management--Employment Agreement" beginning on page 34.

         Each of the organizers intends to purchase shares of the common stock of First Capital in the offering. See "Security Ownership of Certain Beneficial Owners and Management" at page 37 for a table setting forth specific numbers of shares to be purchased and the percentage of common stock to be owned by the organizers after completion of the minimum offering.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF FIRST CAPITAL AND FIRST NATIONAL BANK

         First Capital's directors and executive officers and First National Bank's proposed directors and executive officers are as follows:

                                                                                           Proposed Position
          Name                              Position with First Capital                with First National Bank
          ----                              ---------------------------                ------------------------
Ron Anderson                                      Class II Director                            Director

Christina H. Bryan                                Class I Director                             Director

C. Brett Carter                                   Class II Director                            Director

Suellen Rodeffer Garner                         Chairman of the Board                    Chairman of the Board
                                                and Class I Director                         and Director

Dr. William K. Haley                              Class II Director                            Director

Lorie L. McCarroll                                  Treasurer and
                                                  Class II Director                            Director

David F. Miller                                   Class II Director                            Director

                                                                                           Proposed Position
          Name                              Position with First Capital                with First National Bank
          ----                              ---------------------------                ------------------------
William J. Mock, Jr.                             Class III Director                            Director

Marlene J. Murphy                                Class III Director                            Director

Robert L. Peters                                    Secretary and
                                                 Class III Director                            Director

Lawrence Piper                                   Class III Director                            Director

Michael G. Sanchez                           President, Chief Executive               President, Chief Executive
                                            Officer and Class I Director                 Officer and Director

Harry R. Trevett                                  Class I Director                             Director

Edward E. Wilson                                 Class III Director                            Director

Marshall E. Wood                                  Class I Director                             Director


         Each of the above persons, with the exception of Suellen Rodeffer Garner and Michael G. Sanchez, has been a director of First Capital since August 1, 1998. Ms. Garner and Mr. Sanchez have served as directors since inception. First Capital has a classified Board of Directors whereby one-third of the members will be elected each year at its Annual Meeting of Shareholders. Upon such election, each director of First Capital will serve for a term of three years. See "Description of Capital Stock--Board of Directors" beginning on page
39. First Capital's officers are appointed by the board of directors and hold office at the will of the board.

         Each of First National Bank's proposed directors will, upon approval of the Office of the Comptroller of the Currency, serve until First National Bank's first shareholders' meeting, which meeting will be held shortly after First National Bank receives its charter. At that meeting, First Capital, as sole shareholder of First National Bank, intends to elect each interim director to First National Bank's board of directors, and intends to elect Michael G. Sanchez as President and Chief Executive Officer of First National Bank. After the first shareholders' meeting, directors of First National Bank will serve for a term of one year and will be elected each year at its Annual Meeting of Shareholders. First National Bank's officers will be appointed by its board of directors and will hold office at the will of the board.

         RON ANDERSON, age 54, has served as a director of First Capital since August 1, 1998. Prior to his service with First Capital, Mr. Anderson served as managing general partner of Marel Enterprises, a family limited partnership, since 1997. Mr. Anderson is also the President of several automobile-related businesses, including Ron Anderson Chevrolet-Olds, Anderson Pontiac-Buick-Olds-GMC, Inc., Ron Anderson Pontiac-Buick-GMC, Rontex-Douglas, and Anderson Enterprises. Mr. Anderson served as a director of Bank South, Douglas, Georgia from 1985 to 1986.

         CHRISTINA H. BRYAN, age 53, has served as a director of First Capital since August 1, 1998. Ms. Bryan is a co-owner of several businesses, serving in the following capacities: director and Treasurer of Rex Packing, Inc. since 1972; President of Florida Petroleum Corp. since 1984; Secretary and Treasurer of Island Seafood Co. since 1972; Director and Vice President of YCG, Inc. since 1980; and director and Vice President of YE Hall, Inc. since 1972.

         C. BRETT CARTER, age 38, has served as a director of First Capital since August 1, 1998. Mr. Carter has served as President of Brett's Waterway CAFE, Inc. since 1989 and as President of Fernandina Improvements, Inc. since 1997. Mr. Carter has also served as a director of Amelia's Restaurant, Inc. since 1989.

         SUELLEN RODEFFER GARNER, age 42, has served as a director of First Capital since July 31, 1998, and served as Secretary and Treasurer of First Capital from Inception to July 1998. Ms. Garner served as a director of Barnett Bank of Nassau County from 1990 to 1998. In addition, Ms. Garner is a licensed orthodontist and has been co-owner of Suellen Rodeffer and David Tod Garner D.D.S., P.A. since 1983.

         DR. WILLIAM K. HALEY, age 42, has served as a director of First Capital since August 1, 1998. Dr. Haley is a general surgeon who has been in active practice in Fernandina since 1988. He is past President of the Nassau County Medical Society and former medical advisor to the Nassau County Division of the American Cancer Society. He is currently on the executive board of the Florida Surgical Society. Dr. Haley served as President of the medical staff at Nassau Baptist Hospital from 1996 to 1998.

         LORIE L. MCCARROLL, age 33, has served as a director of First Capital since August 1, 1998 and as its Treasurer since July 1998. Ms. McCarroll is a Certified Public Accountant and has served in that capacity for Lorie L. McCarroll, CPA since 1992. Ms. McCarroll has also served as an officer with several rental real estate companies, including Lee-McCarroll, Inc. (Vice President since 1997); Miller Trevett, McCarroll, Inc. (Treasurer since 1996); and Miller, Lee & McCarroll, Inc. (Vice President and Secretary since 1997).

         DAVID F. MILLER, age 69, has served as a director of First Capital since August 1, 1998. He has owned Amelia Service Center, Inc., a real estate business in Fernandina Beach, Florida, since 1991. Mr. Miller served as President and Vice- Chairman of the Board of Directors of J.C. Penny Co. from 1953 to 1990, and as a director of Barnett Bank of Jacksonville, Florida from 1990 to 1996. Mr. Miller has also served as a director of Winn-Dixie Stores, Inc. since 1986 and for Suiza Corp. since 1997.

         WILLIAM J. MOCK, JR., age 30, has served as a director of First Capital since August 1, 1998. Mr. Mock is the owner of Prudential Island Realty, a real estate sales company which he opened in January 1994. Mr. Mock also serves as President of two real estate investment companies, The Centre Street Company since 1998, and Mock Land Company since 1996.

         MARLENE J. MURPHY, age 57, has served as a director of First Capital since August 1, 1998. Ms. Murphy has been a co-owner of and served as President of Tilted Anchor Inc., a retail store located in Fernandina Beach, Florida, since 1983.

         ROBERT L. PETERS, age 38, has served as a director of First Capital since August 1, 1998, and as its Secretary since July 1998. Mr. Peters has been as an attorney with the law firm of Jacobs and Peters in Fernandina Beach, Florida, since 1993. Mr. Peters holds a B.S. in accounting and real estate and received his J.D. from Florida State University.

         LAWRENCE PIPER, age 42, has served as a director of First Capital since August 1, 1998. Mr. Piper has owned and managed Coastal Telephone Systems, a telephone sales and service company, since 1991.

         MICHAEL G. SANCHEZ, age 49, has served as President and Chief Executive Officer of First Capital since July 31, 1998 and as a director since inception. Mr. Sanchez will continue to serve as First

Capital's President and Chief Executive Officer after First National Bank begins operations and will serve in the same capacity for First National Bank once elected, as intended, by the Board of Directors. Mr. Sanchez has entered into an employment agreement with First Capital and First National Bank. Prior to founding First Capital, Mr. Sanchez served as Group President of Lending for Tucker Federal Bank, Tucker, Georgia, from 1997 to 1998. He also served as President, Chief Executive Officer and director of Premier Bank, Acworth, Georgia, from 1995 to 1996 and for Summerville National Bank, Summerville, South Carolina, from 1993 to 1995. Mr. Sanchez also served as a senior vice president with Prime Bank, Decatur, Georgia, from 1990 to 1993; with Enterprise National Bank, Atlanta, Georgia, from 1988 to 1990; and with National City Bank, Rome, Georgia, from 1972 to 1983. Prior to his service with Enterprise National Bank, Mr. Sanchez served as Vice President and Regional Manager for Bank South, N.A., Atlanta, Georgia, from 1983 to 1988. Mr. Sanchez has over 25 years of experience in the banking industry.

         HARRY R. TREVETT, age 43, has served as a director of First Capital since August 1, 1998. Mr. Trevett is a certified general contractor and a licensed real estate broker in the state of Florida. Mr. Trevett owns and serves as President of several businesses in the real estate and construction industries, including Trevett & Associated Realty (since 1979); Trevett Homes, Inc. (since 1982); and Trevett Construction Group (since 1988).

         EDWARD E. WILSON, age 47, has served as a director of First Capital since August 1, 1998. Mr. Wilson is a licensed insurance agent. He is part-owner and has served as an officer of several Florida insurance agencies comprising Morrow Insurance Group, Inc., including agencies located in Madison (Secretary and Treasurer since 1985); Dowling Park (Secretary and Treasurer since 1988); Fernandina Beach (President since 1987); and Yulee (President since 1998).

         MARSHALL E. WOOD, age 52, has served as a director of First Capital since August 1, 1998. Mr. Wood is an attorney licensed in the states of Florida and Tennessee. In addition, Mr. Wood served as a director of Barnett Bank of Nassau County from 1981 to 1998. Mr. Wood has served as President and sole director of Marshall E. Wood, P.A., Amelia Island, Florida since 1995 and served as Vice President and Director for Wood & Poole, P.A. from 1986 to 1995.

         There are no family relationships between any director or executive officer and any other director or executive officer of First Capital.

EXECUTIVE COMPENSATION

         The following table provides certain summary information concerning compensation paid or accrued by First Capital to or on behalf of its Chief Executive Officer for the year ended December 31, 1998. No other officers or directors of the Board have received compensation in excess of $100,000 for services to First Capital.

                           SUMMARY COMPENSATION TABLE


                                                               Annual Compensation
                                                               -------------------
            Name and
       Principal Position         Year                       Salary                          Bonus
       ------------------         ----                       ------                          -----
      Michael G. Sanchez          1998                     $32,000(1)                        $-0-
         President and
         Chief Executive
         Officer

----------
(1) Salary figure pro-rated from September 1, 1998, the date Mr. Sanchez was first employed by First National Bank.

EMPLOYMENT AGREEMENT

         On September 1, 1998, the organizers entered into an employment agreement with Michael G. Sanchez pursuant to which Mr. Sanchez is employed as President and Chief Executive Officer of First National Bank for a period beginning on August 15, 1998, and ending on August 15, 2003. Under the employment agreement, Mr. Sanchez is entitled to receive a minimum annual base salary of $96,000, which may be increased from time to time in the sole discretion of the board of directors of First National Bank. In addition, Mr. Sanchez will be provided with an automobile, at a cost not to exceed $25,000, as soon as First Capital's initial public offering is completed, and will receive a bonus of $10,000 as soon as practicable after First National Bank opens for business.

         Beginning on the first anniversary of First National Bank's opening for business and on each successive anniversary until it is profitable on a cumulative basis, Mr. Sanchez shall be eligible to receive in addition to his base salary such performance bonuses as determined in the discretion of the board of directors of First National Bank. Beginning on the end of the first year in which First National Bank becomes profitable on a cumulative basis and continuing in each successive year thereafter during the term of the employment agreement, Mr. Sanchez shall receive a bonus equal to five percent of the net income of First National Bank.

         The employment agreement provides for the grant of stock options to Mr. Sanchez in the amount of the lesser of 30,000 shares or five percent of the common stock of First Capital sold in its initial public offering, at a purchase price of $10.00 per share pursuant to an incentive stock option plan which was adopted by the board of directors of First Capital in November of 1998. Twenty percent of these options will vest beginning on the date First National Bank opens for business, and twenty percent will vest on each of the four successive anniversaries of its opening for business. All such options will be exercisable for a period of ten years from the date of grant.

         The employment agreement also provides that Mr. Sanchez will receive any and all benefits, such as health, hospitalization, disability, and term life insurance, generally made available to other senior executives of First Capital and First National Bank.

         Mr. Sanchez has agreed to a non-compete and non-solicitation provision pursuant to which he agrees that, through the actual date of termination of the employment agreement and for a period of twelve months after that time, he will not, without the prior written consent of First National Bank, either directly or indirectly serve as an executive officer of any bank, bank holding company, or other financial institution within a 35-mile radius of First National Bank.

         The employment agreement further provides that First National Bank may terminate the employment of Mr. Sanchez for any reason, and, upon termination, Mr. Sanchez would be entitled to the payment of his base salary for a period of twelve months.

COMPENSATION OF DIRECTORS

         Directors will not receive any compensation during First National Bank's first year of operations.

STOCK OPTION PLANS

         First Capital's board of directors has adopted an incentive stock option plan to cover Mr. Sanchez' options and for employees who are contributing significantly to the management or operation of the business of First Capital or its subsidiaries as determined by a committee designated by the board of directors to administer the plan. The plan is contingent upon approval by the shareholders of First Capital. The plan provides for the grant of options at the discretion of the committee administering the plan. No person may serve as a member of the committee who is then eligible for a grant of options under the plan or has been so eligible for a period of one year prior to his or her service on the committee. The option exercise price must be at least 100% (110% in the case of a holder of 10% or more of the common stock) of the fair market value of the stock on the date the option is granted. The options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the plan. Stock options granted pursuant to the plan will expire on or before

          - the date which is the tenth anniversary of the date the option is granted, or

          - the date which is the fifth anniversary of the date the option is granted in the event that the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of stock of First Capital or any of its subsidiaries, if any.

         The board of directors may, at First Capital's first annual meeting of shareholders after First National Bank opens for business, propose for shareholder approval a directors' stock option plan, which will be designed to provide incentive compensation to directors in the event that First Capital's common stock increases in value during the term of such options. The details of this directors' option plan have not yet been determined, but these details will be disclosed to shareholders in First Capital's proxy statement issued in connection with solicitation of shareholder approval of such plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Each of the organizers of First Capital intends to purchase a number of the shares of common stock of First Capital offered hereby, as set forth in the following table, which specifies the percentage of common stock to be owned by the organizers assuming completion of the minimum offering of 610,000 shares. In addition to the number of shares below, each of the organizers will be granted warrants to purchase additional shares of common stock. For additional information regarding the terms of the warrants, see "Terms of the Offering-- Purchases by Organizers of First Capital" beginning on page 12.

                                                                        PERCENT OF
                                                      NUMBER OF            TOTAL
         NAME OF BENEFICIAL OWNER                      SHARES              SHARES
         ------------------------                    -----------          -------
         Ron Anderson                                   15,000              2.46%
         Christina H. Bryan                             25,000              4.10
         C. Brett Carter                                40,000              6.56
         Suellen Rodeffer Garner                        40,000              6.56
         Dr. William K. Haley                           10,000              1.64
         Lorie L. McCarroll                             15,000              2.46
         David F. Miller                                40,000              6.56
         William J. Mock                                20,000              3.28
         Marlene J. Murphy                              10,000              1.64
         Robert L. Peters                               20,000              3.28
         Lawrence Piper                                  5,000              0.82
         Michael G. Sanchez                             10,000              1.64
         Harry R. Trevett                               40,000              6.56
         Edward E. Wilson                               20,000              3.28
         Marshall E. Wood                               20,000              3.28
                                                       -------             -----
                                        TOTAL          330,000             54.10%

                              CERTAIN TRANSACTIONS

         Once First National Bank opens for business, it is anticipated that it will extend loans from time to time to certain of its directors, executive officers, their associates, and members of the immediate families of the directors. These loans will be made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with First Capital or First National Bank, and will not involve more than the normal risk of collectibility or present other unfavorable features.

         The rental real estate firm of Miller, Lee & McCarroll, Inc., of which David F. Miller is part-owner and Lorie L. McCarroll is Vice President, Secretary, and part-owner, is lessor of First Capital's temporary office space at 1875 South 14th Street, Fernandina Beach, Florida 32034, and receives monthly rental payments of $1,200 thereon from First Capital. Based on available market data, the board of directors has determined that the lease rate is competitive. Ms. McCarroll and Mr. Miller are directors of First Capital and First National Bank.

         The real property on which the permanent facility will be built was acquired from Bosco Enterprises. One of the principals of Bosco Enterprises is the husband of organizer and Director Lorie McCarroll. The organizers have received an appraisal from an independent third party appraising the value of the property at the purchase price, $265,000.

         First Capital has acquired key-man life insurance on the life of Michael G. Sanchez from Morrow Insurance Group, Inc. Edward E. Wilson, an organizer and director of First Capital and First National Bank, is the owner of Morrow Insurance Group, Inc. Although the policy is being underwritten by an independent insurance company, it is expected that Mr. Wilson will receive commissions as an agent for his involvement with the transaction.


                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of First Capital consists of 10,000,000 shares of common stock, $.01 par value, and 1,000,000 shares of preferred stock, $.01 par value. No shares of either type are presently issued and outstanding.

COMMON STOCK

         The holders of common stock are entitled to elect the members of the board of directors of First Capital and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of First Capital.

         No holder of any class of stock of First Capital has preemptive rights with respect to the issuance of shares of that or any other class of stock and the common stock is not entitled to cumulative voting rights with respect to the election of directors.

         The holders of common stock are entitled to dividends and other distributions if, as, and when declared by the board of directors out of assets legally available therefor. Upon the liquidation, dissolution, or winding up of First Capital, the holder of each share of common stock will be entitled to share equally in the distribution of First Capital's assets. The holders of common stock are not entitled to the benefit of any sinking fund provision. The shares of common stock of First Capital are not subject to any redemption provisions, nor are they convertible into any other security or property of First Capital. All outstanding shares of each class of common stock are, and the shares to be outstanding upon completion of this offering will be, fully paid and nonassessable.

WARRANTS

         First Capital is authorized to issue and sell up to 165,000 warrants in this offering. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $10.00 per share for a period of five years beginning on the date First National Bank opens for business. The warrants will become exercisable in equal amounts beginning on the date First National Bank opens for business and on each of the four succeeding anniversaries of that date. Each organizer will be granted one warrant for every two shares that he or she purchases in the offering, assuming 900,000 shares are sold in the offering. However, if less than 900,000 shares are sold in the offering, the organizers will receive fewer warrants so that the total number of warrants to be granted to the organizers plus the number of options to be granted under the incentive stock option plan (100,000) will not exceed 23% of the total number shares outstanding after the offering.

         The warrants have antidilution provisions for stock dividends, splits, mergers, and for certain other events.

         The warrants may be exercised upon surrender of the warrant certificate before the expiration date at the offices of First Capital. The warrant certificate must be accompanied by the subscription form attached to the warrant and payment of the full exercise price for the number of warrants being exercised.

         First Capital has reserved sufficient shares of common stock for issuance upon exercise of the warrants. The reserved shares are included in the registration statement of which this prospectus is a part. Further, First Capital has filed an undertaking with the SEC that it will maintain an effective registration statement by filing any necessary post-effective amendments or supplements to the registration statement throughout the term of the warrants with respect to the warrants and the shares of common stock issuable upon exercise of the warrants.

         No holder of any warrant will be entitled to vote, receive dividends or be deemed the holder of common stock for any purpose until the warrant has been exercised and the common stock purchasable upon the exercise of the warrant has been delivered.

PREFERRED STOCK

         The board of directors may, without approval of First Capital's shareholders, from time to time authorize the issuance of preferred stock in one or more series for such consideration and, within certain limits, with such relative rights, preferences and limitations as the board of directors may determine. The relative rights, preferences and limitations that the board of directors has the authority to determine as to any such series of preferred stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences. Because the board of directors has the power to establish the relative rights, preferences and limitations of each series of preferred stock, it may afford to the holders of any such series preferences and rights senior to the rights of the holders of shares of common stock. Although the board of directors has no intention at the present time of doing so, it could cause the issuance of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

BOARD OF DIRECTORS

         The initial board of directors of First Capital consists of fifteen directors. The directors are divided into three classes, designated Class I, Class II and Class III. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. The term of First Capital's initial Class I directors will expire at its first annual meeting of shareholders; the term of its initial Class II directors will expire at the second annual meeting of shareholders; and the term of its initial Class III directors will expire at the third annual meeting of shareholders. At each annual meeting of shareholders, successors to the class of directors whose term expires at the annual meeting will be elected for a three-year term. If the number of directors is changed, an increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his predecessor. Except in the case of removal from office, any vacancy on the board of directors, will be filled by a majority vote of the remaining directors then in office.

         Any director may be removed, with or without cause, at any regular or special meeting of shareholders called for that purpose, and his or her position filled by another person nominated and elected for that purpose by the holders of 75 percent of the outstanding shares of First Capital's common stock.

         The effect of the staggered board of directors is to make it more difficult for a person, entity or group to effect a change in control of First Capital through the acquisition of a large block of its voting stock.

REQUIREMENTS FOR SUPERMAJORITY APPROVAL OF TRANSACTIONS

         First Capital's Articles of Incorporation contain provisions requiring supermajority shareholder approval to effect certain extraordinary corporate transactions which are not approved by the board of directors. The Articles of Incorporation require the affirmative vote or consent of the holders of at least two-thirds (66-2/3%) of the shares of each class of common stock of First Capital entitled to vote in elections of directors to approve any merger, consolidation, disposition of all or a substantial part of the assets of First Capital or a subsidiary of First Capital, exchange of securities requiring shareholder approval, or liquidation of First Capital, if any person who, together with his affiliates and associates owns beneficially 5% or more of any voting stock of First Capital, is a party to the transaction. However, this supermajority requirement is waived if three-fourths (75%) of the entire board of directors of First Capital approves the transaction. In addition, the Articles of Incorporation require the separate approval by the holders of a majority of the shares of each class of stock of First Capital entitled to vote in elections of directors which are not beneficially owned, directly or indirectly, by an "interested" person, of any merger, consolidation, disposition of all or a substantial part of the assets of First Capital or a subsidiary of First Capital, or exchange of securities requiring shareholder approval, if the "interested" person is a party to such transaction. This separate approval is not required if

         - the consideration to be received by the holders of the stock of First Capital meets certain minimal levels determined by a formula under the Articles of Incorporation (generally the highest price paid by the "interested" person for any shares which he has acquired),

         - there has been no reduction in the average dividend rate from that which was obtained prior to the time the "interested" person became such, and

         - the consideration to be received by shareholders who are not "interested" persons will be paid in cash or in the same form as the "interested" person previously paid for shares of such class of stock.

         These Articles of First Capital's Articles of Incorporation, as well as the Article establishing a classified board of directors, may be amended, altered, or repealed only by the affirmative vote or consent of the holders of at least 75 percent of the shares of each class of stock of First Capital entitled to vote in elections of directors.

         The effect of these provisions is to make it more difficult for a person, entity or group to effect a change in control of First Capital through the acquisition of a large block of its voting stock.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

         As provided under Florida law, First Capital's Articles of Incorporation provide that a director shall not be personally liable to First Capital or its shareholders for monetary damages for breach of duty of care or any other duty owed to First Capital as a director, except that such provision will not eliminate or limit the liability of a director

         - for any appropriation, in violation of his duties, of any business opportunity of First Capital,

         - for acts or omissions which involve intentional misconduct or a knowing violation of law,

         -   for unlawful corporate distributions, or

         - for any transaction from which the director received an improper personal benefit.

         Article VI of First Capital's Bylaws provides that First Capital shall indemnify a director who has been successful in the defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director of First Capital, against reasonable expenses incurred by him in connection with such defense.

         First Capital's Bylaws also provide that First Capital is required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of First Capital and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by

         - a disinterested majority of the Board of Directors,

         - a majority of a committee of disinterested directors,

         - independent legal counsel, or

         - an affirmative vote of a majority of shares held by disinterested shareholders.

         No indemnification may be made to or on behalf of a director, officer, employee or agent

         - in connection with a proceeding by or in the right of First Capital in which such person was adjudged liable to First Capital, or

         - in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him.

         First Capital may, if authorized by its shareholders by a majority of votes which would be entitled to be cast in a vote to amend its Articles of Incorporation, indemnify or obligate itself to indemnify a director, officer, employee or agent made a party to a proceeding, including a proceeding brought by or in the right of First Capital.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, First Capital has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

STATUTORY ANTI-TAKEOVER PROVISIONS

         The State of Florida has statutory provisions relating to business combinations between a Florida corporation and an "interested shareholder" that outline the statutory requirements to effect such transactions. Florida also has statutory provisions relating to "control-share acquisitions." However, these statutory anti-takeover provisions do not apply to First Capital because it has elected not to be governed by these provisions in its Articles of Incorporation.

                                LEGAL PROCEEDINGS

         There are no material pending legal proceedings to which First Capital or First National Bank is a party or of which any of their properties are subject; nor are there material proceedings known to First Capital or First National Bank to be contemplated by any governmental authority; nor are there material proceedings known to First Capital or First National Bank, pending or contemplated, in which any director, officer or affiliate or any principal security holder of First Capital or First National Bank, or any associate of any of the foregoing is a party or has an interest adverse to First Capital or First National Bank.


                                  LEGAL MATTERS

         Certain legal matters in connection with the shares of Common Stock offered hereby have been passed upon for First Capital by Smith, Gambrell & Russell, LLP, Atlanta, Georgia, counsel to First Capital.



                                    EXPERTS


         The financial statements of First Capital as of December 31, 1998 included in this Prospectus have been audited by Porter Keadle Moore LLP, independent certified public accountants, as stated in their report, which is included herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         First Capital has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement under the Securities Act of 1933 with respect to the shares of common stock in this offering. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules thereto. For further information with respect to First Capital and the common stock, reference is made to the registration statement and the exhibits and schedules included with the registration statement. In addition, First Capital will provide, without charge, to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the prospectus. Such request shall be directed to First Capital either at its initial address at 1875A South 14th Street, Fernandina Beach, Florida 32034 or at its initial telephone number at (904) 321-0400.

                              FINANCIAL STATEMENTS

                     FIRST CAPITAL BANK HOLDING CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                               DECEMBER 31, 1998



                                    CONTENTS


                                                                              PAGE
                                                                              ----

Report of Independent Certified Public Accountants..........................  F-3

Balance Sheet...............................................................  F-4

Statement of Operations.....................................................  F-5

Statement of Changes in Stockholder's Deficit...............................  F-6

Statement of Cash Flows.....................................................  F-7

Notes to Financial Statements...............................................  F-8

                     FIRST CAPITAL BANK HOLDING CORPORATION
                        (A DEVELOPMENT STAGE CORPORATION)


                              FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

                 (WITH INDEPENDENT ACCOUNTANTS' REPORT THEREON)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors
First Capital Bank Holding Corporation


We have audited the accompanying balance sheet of First Capital Bank Holding Corporation (a development stage corporation) as of December 31, 1998, and the related statements of operations, changes in stockholder's deficit and cash flows for the period from July 29, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Capital Bank Holding Corporation as of December 31, 1998 and the results of its operations and its cash flows from July 29, 1998 (inception) to December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that First Capital Bank Holding Corporation will continue as a going concern. As discussed in note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in note 3, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 3. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.



                                             /s/ Porter Keadle Moore, LLP
                                             ----------------------------
                                                 Porter Keadle Moore, LLP




Atlanta, Georgia
February 18, 1999

                     FIRST CAPITAL BANK HOLDING CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                                 BALANCE SHEET

                               DECEMBER 31, 1998

                                     Assets



Cash                                                                     $   2,535

Premises and equipment, net                                                300,861
Deferred offering expenses                                                  80,523

Other assets                                                                   793
                                                                         ---------
                                                                         $ 384,712
                                                                         =========
                     Liabilities and Stockholder's Deficit

Accrued interest payable                                                 $   6,581
Accounts payable and accrued expenses                                       47,591
Note payable - line of credit                                              520,678
                                                                         ---------

           Current liabilities                                             574,850
                                                                         ---------
Stockholder's deficit:
      Preferred stock, par value $.01, 1,000,000 shares authorized;
         no shares issued or outstanding                                        --
      Common stock, par value $.01, 10,000,000 shares authorized;
         10 shares issued and outstanding                                       --
      Additional paid-in capital                                               500
      Deficit accumulated during the development stage                    (190,638)
                                                                         ---------

         Total stockholder's deficit                                      (190,138)
                                                                         ---------

                                                                         $ 384,712
                                                                         =========














See accompanying notes to financial statements.

                     FIRST CAPITAL BANK HOLDING CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENT OF OPERATIONS

       FOR THE PERIOD FROM JULY 29, 1998 (INCEPTION) TO DECEMBER 31, 1998



Expenses:
      Salaries and employee benefits        $    54,674
      Consulting fees                            54,102
      Application fees                           21,144
      Interest                                   12,921
      Occupancy                                   8,152
      Other operating                            39,645
                                            -----------
                Net loss                    $   190,638
                                            ===========


















See accompanying notes to financial statements.

                     FIRST CAPITAL BANK HOLDING CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                 STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIT

       FOR THE PERIOD FROM JULY 29, 1998 (INCEPTION) TO DECEMBER 31, 1998




                                                                             Deficit
                                                                           Accumulated
                                                            Additional     During the
                                 Preferred       Common      Paid-in      Development
                                   Stock          Stock       Capital        Stage            Total
                                -----------      --------   ----------    -------------      --------
Issuance of  common stock
    to organizer                $        --            --      500                --              500

Net loss                                 --            --       --          (190,638)        (190,638)
                                -----------      --------      ---          --------         --------

Balance, December 31, 1998      $        --            --      500          (190,638)        (190,138)
                                ===========      ========      ===          ========         ========


































See accompanying notes to financial statements.

                     FIRST CAPITAL BANK HOLDING CORPORATION

                        (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENT OF CASH FLOWS

       FOR THE PERIOD FROM JULY 29, 1998 (INCEPTION) TO DECEMBER 31, 1998


Cash flows from operating activities:
      Net loss                                                             $(190,638)
      Adjustments to reconcile net loss to net cash used in operating activities:
           Depreciation expense                                                2,321
           Increase in other assets                                             (793)
           Increase in accrued interest payable                                6,581
           Increase in accounts payable and accrued expenses                  47,591
                                                                           ---------
               Net cash used in operating activities                        (134,938)
                                                                           ---------

Cash flows from investing activities:
      Purchase of premises and equipment                                    (303,182)
      Payments for deferred stock offering expenses                          (80,523)
                                                                           ---------
               Net cash used in investing activities                        (383,705)
                                                                           ---------

Cash flows from financing activities:
      Proceeds from note payable                                             520,678
      Proceeds from issuance of common stock                                     500
                                                                           ---------

               Net cash provided by financing activities                     521,178
                                                                           ---------

Net increase in cash                                                           2,535
Cash at beginning of period                                                       --
                                                                           ----------

Cash at end of period                                                      $   2,535
                                                                           ---------
Supplemental disclosure of cash flow information:
      Interest paid                                                        $   6,340
                                                                           =========














See accompanying notes to financial statements.

                     FIRST CAPITAL BANK HOLDING CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

(1)   ORGANIZATION
      First Capital Bank Holding Corporation (the Company) was incorporated for the purpose of becoming a bank holding company. The Company intends to acquire 100% of the outstanding common stock of First National Bank of Nassau County (the Bank) (in organization), which will operate in the Fernandina Beach, Florida area. The organizers of the Bank filed a joint application to charter the Bank with the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation on September 30, 1998. Provided that the application is timely approved and necessary capital is raised, it is expected that operations will commence in the second quarter of 1999.

      The Company plans to raise between $6,100,000 and $10,000,000 through an offering of its common stock at $10 per share, of which $6,000,000 will be used to capitalize the Bank. The organizers and directors expect to subscribe for a minimum of approximately $3,000,000 of the Company's stock.

      In connection with the Company's formation and initial offering, warrants will be issued to the organizing stockholders. The warrants allow each holder to purchase one additional share of common stock for each two shares purchased in connection with the initial offering and are exercisable on each of the four succeeding anniversaries of the date of opening of the Bank at the initial offering price of $10 per share. These warrants expire five years after the date of grant. The actual number of warrants granted will be limited so that the organizers will own no more than 23% of the total number of shares outstanding on a fully diluted basis. The Company has also reserved 100,000 shares for the issuance of options under an employee incentive stock option plan.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      PREMISES AND EQUIPMENT
      Premises and equipment are stated at cost less accumulated depreciation. Major additions and improvements are charged to the asset accounts while maintenance and repairs that do not improve or extend the useful lives of the assets are expensed currently. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period.

      Depreciation expense on furniture, fixtures and equipment is computed using the straight-line method over 5 to 7 years.

      ORGANIZATION COSTS
      Costs incurred for the organization of the Company and the Bank (consisting principally of legal, accounting, consulting and incorporation fees) are being expensed as incurred.

      DEFERRED OFFERING EXPENSES
      Costs incurred in connection with the stock offering, consisting of direct, incremental costs of the offering, are being deferred and will be offset against the proceeds of the stock sale as a charge to additional paid in capital.

      PRE-OPENING EXPENSES
      Costs incurred for overhead and other operating expenses are included in the current period's operating results.

                     FIRST CAPITAL BANK HOLDING CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
      PROFORMA NET LOSS PER COMMON SHARE
      Proforma net loss per common share is calculated by dividing net loss by the minimum number (610,000) of common shares, which would be outstanding should the offering be successful, as prescribed in Staff Accounting Bulletin Topic 1:B. The proforma net loss per share for the period ended December 31, 1998 was $.31 per share.

(3)   LIQUIDITY AND GOING CONCERN CONSIDERATIONS
      The Company incurred a net loss of $190,638 for the period from July 29, 1998 (inception) to December 31, 1998. At December 31, 1998, liabilities exceeded assets by $190,138.

      Management believes that the current level of expenditures are well within the financial capabilities of the organizers and adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

      To provide permanent funding for its operation, the Company is currently offering a minimum of 610,000 and a maximum of 1,000,000 shares of its common stock, $.01 par value, at $10 per share in an initial public offering. Costs related to the organization and registration of the Bank's common stock will be paid from the gross proceeds of the offering. Shares issued which are outstanding at December 31, 1998 will be redeemed concurrently with the consummation of the offering. Should subscriptions for the minimum offering not be obtained, amounts paid by the subscribers with their subscriptions will be returned and the offer withdrawn.

(4)   PREMISES AND EQUIPMENT
      Premises and equipment at December 31, 1998 are summarized as follows:

      Land                                         $ 265,000
      Furniture, fixtures and equipment               29,572
      Construction in progress                         8,610
                                                   ---------
                                                     303,182
         Less accumulated depreciation                 2,321
                                                   ---------
                                                   $ 300,861
                                                   =========

      Depreciation expense was $2,321 for the year ended December 31, 1998.

(5)   LINE OF CREDIT
      Organization, offering and pre-opening costs incurred prior to the opening for business will be funded under a $700,000 line of credit. The terms of the existing line of credit, which is guaranteed by the organizers, include a maturity of July 29, 1999 and interest calculated at the prime interest rate.

                     FIRST CAPITAL BANK HOLDING CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(6)   PREFERRED STOCK
      Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(7)   COMMITMENTS AND RELATED PARTY TRANSACTIONS
      On August 19, 1998 the Company entered into an operating lease agreement with two of the organizers for space which will serve as the temporary main office of the Company and the Bank at a rate of $1,200 per month, subject to increase after 6 months. The lease expires on June 30, 1999 and can be canceled with a 30 day written notice.

      Land on which the main office will be constructed was purchased from a company owned by the spouse of one of the organizers.

      The Company entered into an employment agreement with its President and Chief Executive Officer, providing for an initial term of five years commencing August 15, 1998. The agreement provides for a base salary, an incentive bonus based on five percent of the Company's pre-tax earnings, and annual stock options which vest equally over five years at $10 per share equal to the lesser of 30,000 shares or five percent of the number of shares sold in the initial public offering. Additionally, the Company is to maintain a $1,000,000 key man life insurance policy, with $500,000 payable to the Company and $500,000 payable to the President's family. The agreement further provides for other prerequisites, and subjects the President to certain noncompete restrictions.

(8)   INCOME TAXES
      At December 31, 1998, the Company had a net operating loss carryforward for tax purposes of $15,242, which will expire in 2013, if not previously utilized. No income tax expense or benefit was recorded for the period ended December 31, 1998, due to this loss carryforward.

      The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at December 31, 1998:

         Deferred tax assets:
           Pre-opening expenses              $  59,203
           Accumulated depreciation                 35
           Operating loss carryforwards          5,182
                                             ---------

           Total gross deferred tax assets      64,420
           Less valuation allowance            (64,420)
                                             ---------
           Net deferred taxes                $      --
                                             =========

      The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.

                                  APPENDIX "A"

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (this "Agreement") is entered into and effective as of the 22nd day of December, 1998, by and between First Capital Bank Holding Corporation, a Florida corporation (the "Company"), and The Bankers Bank (the "Escrow Agent").

                                   WITNESSETH:

         WHEREAS, the Company proposes to offer and sell (the "Offering") up to 1,000.000 shares of Common Stock, $.01 par value per share (the "Shares"), to investors at $10.00 per Share pursuant to a registered public offering; and

         WHEREAS, the Company desires to establish an escrow for funds forwarded by subscribers for Shares, and the Escrow Agent is willing to serve as Escrow Agent upon the terms and conditions herein set forth.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1.   DEPOSIT WITH ESCROW AGENT.

               (a) The Escrow Agent agrees that it will from time to time accept, in its capacity as escrow agent, subscription funds for the Shares (the "Escrowed Funds") received by it from subscribers or from the Company when it has received checks from subscribers. All checks shall be made payable to the Escrow Agent. If any check does not clear normal banking channels in due course, the Escrow Agent will promptly notify the Company. Any check which does not clear normal banking channels and is returned by the drawer's bank to Escrow Agent will be promptly turned over to the Company along with all other subscription documents relating to such check. Any check received that is made payable to a party other than the Escrow Agent shall be returned to the Company for return to the proper party. The Company in its sole and absolute discretion may reject any subscription for shares for any reason and upon such rejection it shall notify and instruct the Escrow Agent in writing to return the Escrowed Funds by check made payable to the subscriber. If the Company rejects or cancels any subscription for any reason the Company will retain any interest earned on the Escrowed Funds to help defray organizational costs.

               (b) Subscription agreements for the Shares shall be reviewed for accuracy by the Company and, immediately thereafter, the Company shall deliver to the Escrow Agent the following information: (i) the name and address of the subscriber;
                    (ii) the number of Shares subscribed for by such subscriber;
                    (iii) the subscription price paid by such subscriber; (iv) the subscriber's tax identification number certified by such subscriber; and (v) a copy of the subscription agreement.

        2. INVESTMENT OF ESCROWED FUNDS. Upon collection of each check by the Escrow Agent, the Escrow Agent shall invest the funds in deposit accounts or certificates of deposit which are fully insured by the Federal Deposit Insurance Corporation or another agency of the United States government, short-term securities issued or fully guaranteed by the United States government, federal funds, or such other investments as the Escrow Agent and the Company shall agree. The Company shall provide the Escrow Agent with instructions from time to time concerning in which of the specific investment instruments described above the Escrowed Funds shall be invested, and the Escrow Agent shall adhere to such instructions. Unless and until otherwise instructed by the Company, the Escrow Agent shall by means of a "Sweep" or other automatic investment program invest the Escrowed Funds in blocks of $10,000 in federal funds. Interest and other earnings shall start accruing on such funds as soon as such funds would be deemed to be available for access under applicable banking laws and pursuant to the Escrow Agent's own banking policies.

        3. DISTRIBUTION OF ESCROWED FUNDS. The Escrow Agent shall distribute the Escrowed Funds in the amounts, at the times, and upon the conditions hereinafter set forth in this Agreement.

            (a) If at any time on or prior to the expiration date of the offering as described in the prospectus relating to the offering, (the "Closing Date"), (i) the Escrow Agent has certified to the Company in writing that the Escrow Agent has received at least $6,100,000 in Escrowed Funds, and (ii) the Escrow Agent has received a certificate from the President or the Chairman of the Board of the Company that all other conditions to the release of funds as described in the Company's Registration Statement filed with the Securities and Exchange Commission pertaining to the public offering have been met, then the Escrow Agent shall deliver the Escrowed Funds to the company to the extent such Escrowed Funds are collected funds. If any portion of the Escrowed Funds are not collected funds, then the Escrow Agent shall notify the Company of such facts and shall distribute such funds to the Company only after such funds become collected funds. For purposes of this Agreement, "collected funds" shall mean all funds received by the Escrow Agent which have cleared normal banking channels.

            (b) If the Escrowed Funds do not, on or prior to the Closing Date, become deliverable to the Company based on failure to meet the conditions described in Paragraph 3(a), or if the Company terminates the offering at any time prior to the Closing Date and delivers written notice to the Escrow Agent of such termination (the "Termination Notice"), the Escrow Agent shall return the Escrowed Funds which are collected funds as directed in writing by the Company to the respective subscribers in amounts equal to the subscription amount theretofore paid by each of them. All uncleared checks representing Escrowed Funds which are not collected funds as of the Initial Closing Date shall be collected by the Escrow Agent, and together with all related subscription documents thereof shall be delivered to the Company by the Escrow Agent, unless the Escrow Agent is otherwise specifically directed in writing by the Company.

        4. DISTRIBUTION OF INTEREST. Any interest earned on the Escrowed Funds shall be retained by the Company.

        5. FEE OF ESCROW AGENT. The escrow account will accrue a service charge of $15.00 per month. In addition, a $20.00 per check fee will be charged if the escrow account has to be refunded due to a failure to complete the subscription. All of these fees are payable upon the release of the Escrowed Funds, and the Escrow Agent is hereby authorized to deduct such fees from the Escrowed Funds prior to any release thereof pursuant to Section 3 hereof.

        6.  LIABILITY OF ESCROW AGENT.

            (a) In performing any of its duties under the Agreement, or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses or expenses which it may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, the Escrow Agent shall be liable for damages arising out of its willful default or misconduct or its gross negligence under this Agreement. Accordingly, the Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for the Company which is given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder; or
                (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for this Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Escrow Agent shall in good faith believe such document to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

            (b) The Company agrees to indemnify and hold harmless the Escrow
                Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements which may be imposed by the Escrow Agent or incurred by it in connection with its acceptance of this appointment as Escrow Agent hereunder or the performance of its duties hereunder, including, without limitation, any litigation arising from this Escrow Agreement or involving the subject matter thereof, except, that if the Escrow Agent shall be found guilty of willful misconduct or gross negligence under this agreement, then, in that event, the Escrow agent shall bear all such losses, claims, damages and expenses.

            (c) If a dispute ensues between any of the parties hereto which, in the opinion of the Escrow Agent, is sufficient to justify its doing so, the Escrow Agent shall retain legal counsel of its choice as it reasonably may deem necessary to advise it concerning its obligations hereunder and to represent it in any litigation to which it may be a part by reason of this Agreement. The Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under the terms of this Agreement, and to file such legal proceedings as it deems appropriate, and shall thereupon by discharged from all further duties under this Agreement. Any such legal action may be brought in any such court as the Escrow Agent shall determine to have jurisdiction thereof. In connection with such dispute, the Company shall indemnify the Escrow Agent against its court costs and reasonable attorney's fees incurred.

            (d) The Escrow Agent may resign at any time upon giving thirty (30)
                days written notice to the Company. If a successor escrow agent is not appointed by Company within thirty (30) days after notice of resignation, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent and the Escrow Agent herein shall be fully relieved of all liability under this Agreement to any and all parties upon the transfer of the Escrowed Funds and all related documentation thereto, including appropriate information to assist the successor escrow agent with the reporting of earnings of the Escrowed Funds to the appropriate state and federal agencies in accordance with the applicable state and federal income tax laws, to the successor escrow agent designated by the Company appointed by the court.

        7. APPOINTMENT OF SUCCESSOR. The Company may, upon the delivery of thirty (30) days written notice appointing a successor escrow agent to the Escrow Agent, terminate the services of the Escrow Agent hereunder. In the event of such termination, the Escrow Agent shall immediately deliver to the successor escrow agent selected by the Company, all documentation and Escrowed Funds including interest earnings thereon in its possession, less any fees and expenses due to the Escrow Agent or required to be paid by the Escrow Agent to a third party pursuant to this Agreement.

        8. NOTICE. All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given three days after having been deposited for mailing if sent by registered mail, or certified mail return receipt requested, or delivery by courier, to the respective addresses set forth below:


IF TO THE SUBSCRIBERS FOR SHARES:           To their respective addresses as
                                            specified in their Subscription
                                            Agreements.

THE COMPANY:                                Michael G. Sanchez
                                            P.O. Box 15700
                                            1875-A South Fourteenth St.
                                            Fernandina Beach, FL 32034

WITH A COPY TO:                             Robert C. Schwartz
                                            Smith, Gambrell & Russell, LLP
                                            Suite 3100, Promenade II
                                            1230 Peachtree Street, NE
                                            Atlanta, GA 30309-3592

THE ESCROW AGENT:                           The Bankers Bank
                                            2410 Paces Ferry Road
                                            600 Paces Summit
                                            Atlanta, GA 30339-4098
                                            Attention: Mr. William R. Burkett
                                                       Senior Vice President

        9. REPRESENTATIONS OF THE COMPANY. The Company hereby acknowledges that the status of the Escrow Agent with respect to the offering of the Shares is that of agent only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that the

            Escrow Agent, by serving as the Escrow Agent hereunder or otherwise, has investigated the desirability or advisability in an investment in the Shares, or has approved, endorsed or passed upon the merits of the Shares, nor shall the Company use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Shares, other than by acknowledgment that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.

        10. GENERAL.

            (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

            (b) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            (c) This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

            (d) This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any part at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver in any one or more instances by any part of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other terms of this Agreement.

            (e) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (f) This Agreement shall inure to the benefit of the parties hereto and their respective administrators, successors and assigns. The Escrow Agent shall be bound only by the terms of this Escrow Agreement and shall not be bound by or incur any liability with respect to any other agreement or understanding between the parties except as herein expressly provided. The Escrow Agent shall not have any duties hereunder except those specifically set forth herein.

            (g) No interest in any part to this Agreement shall be assignable in the absence of a written agreement by and between all the par-ties to this Agreement, executed with the same formalities as this original Agreement.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as the date first written above.

----------, 1999

COMPANY:                                   ESCROW AGENT:

FIRST CAPITAL BANK                         THE BANKERS BANK
HOLDING CORPORATION



By:/s/ Michael G. Sanchez                  By: /s/ William R. Burkett
   -----------------------------              ----------------------------
       Michael G. Sanchez                        William R. Burkett
       President                                 Senior Vice President

                                  APPENDIX "B"

                     FIRST CAPITAL BANK HOLDING CORPORATION
                             SUBSCRIPTION AGREEMENT


To:     First Capital Bank Holding Corporation
        1875A South 14th Street
        Fernandina Beach, Florida  32034


Ladies and Gentlemen:

        You have informed me that First Capital Bank Holding Corporation (the "Company") is offering up to 1,000,000 shares of its $.01 par value common stock (the "Common Stock") at a price of $10.00 per share as described in and offered pursuant to the Prospectus furnished to the undersigned herewith (the "Prospectus"). In addition, you have informed me that the minimum subscription is 100 shares.

         1. SUBSCRIPTION. Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft or money order payable to "The Bankers Bank, Escrow Agent for First Capital Bank Holding Corporation" or any other consideration satisfactory to the Company (the "Funds"), representing the payment of $10.00 per share for the number of shares of the Common Stock indicated below.

         2. ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company shall reject this subscription, if at all, in writing within ten business days after receipt of this subscription. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

         3. ACKNOWLEDGMENTS. The undersigned hereby acknowledges receipt of a copy of the Prospectus and agrees to be bound by the terms of this Agreement and the Escrow Agreement.

         4. REVOCATION. The undersigned agrees that once this Subscription Agreement is accepted by the Company, it may not be withdrawn. Therefore, until the earlier of the expiration of five business days after receipt by the Company of this Subscription Agreement or acceptance of this Subscription Agreement by the Company, the undersigned may withdraw this subscription and receive a full refund of the subscription price. The undersigned agrees that, except as provided in this
                  Section 4, he or she shall not cancel, terminate or revoke this Subscription Agreement or any agreement of the undersigned made hereunder and that this Subscription Agreement shall survive the death or disability of the undersigned.

BY EXECUTING THIS SUBSCRIPTION AGREEMENT, THE SUBSCRIBER IS NOT WAIVING ANY RIGHTS HE OR SHE MAY HAVE UNDER FEDERAL SECURITIES LAWS, INCLUDING THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934.

        Please fill in the information requested below, make your check payable to "The Bankers Bank, Escrow Agent for First Capital Bank Holding Corporation", and mail the Subscription Agreement, Stock Certificate Registration Instructions, and check to the attention of Michael G. Sanchez, President, First Capital Bank Holding Corporation, 1875A South 14th Street, Fernandina Beach, Florida 32034.


                                          -------------------------------------
No. of Shares Subscribed                  (Signature of Subscriber)

                                          -------------------------------------
Funds Tendered ($10.00                    Name (Please Print or Type)
per share subscribed)

                                          Date:
                                               --------------------------------

                                          Phone Number:

                                                                          (Home)
                                          --------------------------------


                                                                        (Office)
                                          ------------------------------


                                          Residence Address:


                                          -------------------------------------


                                          -------------------------------------


                                          -------------------------------------
                                          City, State and Zip Code


                                          -------------------------------------
                                          Social Security Number or other
                                          Taxpayer Identification Number

                   STOCK CERTIFICATE REGISTRATION INSTRUCTIONS


_______________________________________________________________________________
Name

_______________________________________________________________________________
Additional Name if Tenant in Common or Joint Tenant


Mailing Address:_______________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________


Social Security Number or  other Taxpayer Identification Number:_______________

Number of Shares to be registered in above name(s): _____________

Legal form of ownership:

___ Individual                                  ___ Joint Tenants with Rights of Survivorship
___ Tenants in Common                           ___ Uniform Gift to Minors
___ Other _____________________



                       INFORMATION AS TO BANKING INTERESTS

1. As a prospective shareholder, I would be interested in the following services checked below:

                                                                              PERSONAL                 BUSINESS
        (a)     Checking Account                                                 ___                      ___
        (b)     Savings Account                                                  ___                      ___
        (c)     Certificates of Deposit                                          ___                      ___
        (d)     Individual Retirement Accounts                                   ___                      ___
        (e)     Checking Account Overdraft Protection                            ___                      ___
        (f)     Consumer Loans (Auto, etc.)                                      ___                      ___
        (g)     Commercial Loans                                                 ___                      ___
        (h)     Equity Line of Credit                                            ___                      ___
        (i)     Mortgage Loans                                                   ___                      ___
        (j)     Revolving Personal Credit Line                                   ___                      ___
        (k)     Safe Deposit Box                                                 ___                      ___
        (l)     Automatic Teller Machines (ATM's)                                ___                      ___

2. I would like our new bank to provide the following additional services:

        (a)


        (b)

                               FORM OF ACCEPTANCE




                                          First Capital Bank Holding Corporation
                                                         1875A South 14th Street
                                                 Fernandina Beach, Florida 32034


To:




Dear Subscriber:

        First Capital Bank Holding Corporation (the "Company") acknowledges receipt of your subscription for _____ shares of its $.01 par value Common Stock and your check for $__________.

        The Company hereby accepts your subscription for the purchase of _____ shares of its Common Stock, at $10.00 per share, for an aggregate of $__________, effective as of the date of this letter.

        Your stock certificate(s) representing shares of Common Stock duly authorized and fully paid will be issued to you as soon as practicable after all Subscription Funds are released to the Company from the Subscription Escrow Account, all as described in the Subscription Agreement executed by you and in the Prospectus furnished to you. In the event that (i) the offering is canceled, or (ii) the minimum number of subscriptions (610,000 shares) is not obtained, or
(iii) the Company shall not have received approval from the Federal Reserve Board to become a bank holding company, or (iv) First National Bank shall not have received charter approval from the Office of the Comptroller of the Currency and approval for deposit insurance from the Federal Deposit Insurance Corporation, your Subscription Funds will be returned to you, adjusted for net profits from the investment of such funds, if any, as described in the Prospectus.

        If this acceptance is for a lesser number of shares than that number subscribed by you as indicated in your Subscription Agreement, your payment for shares of Common Stock in excess of the number of shares accepted hereby will be refunded to you by mail, without interest, within ten (10) days of the date hereof.

                                      Very Truly Yours,

                                      FIRST CAPITAL BANK HOLDING CORPORATION




                                      By: _______________________________
                                                    Michael G. Sanchez
                                          President and Chief Executive Officer

-------------------------------------------------------------------------------


        WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF ____________________________.

                           ---------------------------


                                TABLE OF CONTENTS

                                                                                                               PAGE


Prospectus Summary................................................................................................1
Risk Factors......................................................................................................5
Forward-Looking Statements.......................................................................................10
Terms of the Offering............................................................................................10
Plan of Distribution.............................................................................................13
Use of Proceeds..................................................................................................15
Dividend Policy..................................................................................................17
Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations.....................................................................................17
Business of First Capital........................................................................................18
Business of First National Bank..................................................................................19
Supervision and Regulation.......................................................................................26
Organizers and Principal Shareholders............................................................................31
Management.......................................................................................................31
Security Ownership of Certain
   Beneficial Owners and Management..............................................................................37
Certain Transactions.............................................................................................38
Description of Capital Stock.....................................................................................38
Legal Proceedings................................................................................................42
Legal Matters....................................................................................................42
Experts..........................................................................................................43
Additional Information...........................................................................................43
Financial Statements............................................................................................F-1


Appendix A--Escrow Agreement

Appendix B--Subscription Materials

                           ---------------------------



Until __________, (90 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

              -----------------------------------------------------

-------------------------------------------------------------------------------





                                1,000,000 SHARES
                                OF COMMON STOCK

                              165,000 COMMON STOCK
                               PURCHASE WARRANTS


                               FIRST CAPITAL BANK
                               HOLDING CORPORATION

                           A Bank Holding Company for




                                     [LOGO]




                             FIRST NATIONAL BANK OF
                                  NASSAU COUNTY

                            A Proposed National Bank




                                  COMMON STOCK





                           ---------------------------


                                   PROSPECTUS

                           ---------------------------








                              ALLEN C. EWING & CO.

                                   Sales Agent






                               ____________, 1999



              -----------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

               ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 607.0850(1) of the Florida Business Corporation Act ("FBCA") permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 607.0850(2) of the FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgement of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in he preceding paragraph. However, no indemnification shall be made for any claim, issue or matter for which such person is found to be liable unless, and only to the extent that, the court. determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

        Section 607.0850(4) of the FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested shareholders. The board of directors also may designate a special committee of disinterested directors to make this determination.

        Section 607.0850(3), however, provides that a Florida corporation must indemnify any director, or officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to in Section 607.0850(1) or (2), or in the defense of any claim, issue or matter therein, against expenses actually and reasonably incurred by him in connection therewith.

        Expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section
607.0850. Expenses incurred by other employees or agents in such a proceeding may be paid in advance of final disposition thereof upon such terms or conditions that the board of directors deems appropriate.

        The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, Agreement, vote of shareholders or disinterested actions taken in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability under Section 607.0834 (relating to unlawful distributions) applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

        Article XI of First Capital Bank Holding Corporation's (the "Company") Articles of Incorporation provide that the Company shall indemnify any director or officer or any former director or officer against any liability arising from any action or suit to the full extent permitted by Florida law as referenced above.

        Article VI of the Company's By-Laws provides that the Company shall indemnify a director, officer, employee or agent who has been successful on the merits or otherwise in the defense of any action, suit or proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director, officer, employee or agent of the Company, against reasonable expenses incurred by him in connection with such defense.

        The Company's By-Laws also provide that the Company is required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) a majority of a committee of disinterested directors, (c) independent legal counsel, or (d) an affirmative vote of a majority of shares held by disinterested shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent (i) in connection with a proceeding by or in the right of the Company in which such person was adjudged liable to the Company unless the court in which the action, suit or proceeding was brought, upon application, determines indemnification is fair and reasonable.

        The Company may, if authorized by its shareholders by a majority of votes which would be entitled to be cast in a vote to amend the Company's Articles of Incorporation, indemnify or obligate itself to indemnify a director, officer, employee or agent made a party to a proceeding, including a proceeding brought by or in the right of the Company.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than the sales commissions. All of the amounts shown are estimated except for the registration fees of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

                SEC Registration Fee...........................................       $    2,780
                NASD Filing Fee................................................       $    1,500
                Blue Sky Fees and Expenses.....................................       $    6,000
                Printing and Engraving Expenses................................       $    5,000
                Legal Fees and Expenses........................................       $   35,000
                Accounting Fees and Expenses...................................       $    3,500
                Advertising....................................................       $    5,500
                Mailing and Distribution.......................................       $      960
                Entertainment..................................................       $    3,500
                Miscellaneous..................................................       $    5,000
                                                                                      ----------

                          Total................................................       $   68,740
                                                                                      ==========


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

        Not applicable.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        The following exhibits are filed as part of this Registration Statement:

         Exhibit No.                        Description of Exhibit
         -----------                        ----------------------

             3.1                    Amended and Restated Articles of
                                    Incorporation of the Company.(1)

             3.2                    Bylaws of the Company.(1)

             4.1                    Specimen Common Stock Certificate.(1)

             4.2 Escrow Agreement by and between the Company and The Bankers Bank dated December 22,
                                    1998.(1)

             5.1                    Opinion of Smith, Gambrell & Russell,
                                    LLP.(1)

            10.1 Real Estate Sales Contract for the proposed site of the Company at 1875A South 14th
                                    Street, Fernandina Beach, Florida, dated
                                    June 16, 1998.(1)

            10.2 Amended and Restated Employment Agreement between the Organizers of the Company and Michael G. Sanchez, dated as of September 1,
                                    1998.(1)

            10.3                    1998 Incentive Stock Option Plan.(1)

            10.4                    Form of Organizer Warrant Certificate.(1)

            23.1                    Consent of Smith, Gambrell & Russell, LLP
                                    (contained in their opinion filed as
                                    Exhibit 5.1 hereto).

            23.2                    Consent of Porter Keadle Moore LLP.

            24 Power of Attorney (included in signature page to this Registration Statement).

            27.1                    Financial Data Schedule (for SEC use
                                    only).(1)

-------------------------------------
(1)         Previously filed.



ITEM 28.  UNDERTAKINGS.

      (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                    (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) Reflect in the prospectus any facts or events which,
                         individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                   (iii) Include any additional or changed material information on the plan of distribution.

              (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

              (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                            [SIGNATURE PAGE FOLLOWS]

                                   SIGNATURES
         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 3 to be signed on its behalf by the undersigned, in the City of Fernandina Beach, State of Florida on April 1, 1999.

                     FIRST CAPITAL BANK HOLDING CORPORATION



Date:  April 1, 1999                      By: /s/ Michael G. Sanchez
                                          -------------------------------------
                                          Michael G. Sanchez
                                          President and Chief Executive Officer
                                          (Principal Executive Officer)

         In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 was signed by the following persons in the capacities and on the dates stated.


               Signature                                Title                                Date
               ---------                                -----                                ----
                 *                                     Director                           April 1, 1999
-------------------------------------
Ron Anderson


                 *                                     Director                           April 1, 1999
-------------------------------------
Christina H. Bryan


                 *                                     Director                           April 1, 1999
-------------------------------------
C. Brett Carter


                 *                                     Chairman of the Board              April 1, 1999
-------------------------------------
Suellen Rodeffer Garner


                 *                                     Director                           April 1, 1999
-------------------------------------
William K. Haley, M.D.

/s/ Lorie L. McCarroll                        Treasurer and Director                      April 1, 1999
-------------------------------------          (Principal Financial and
Lorie L. McCarroll                              Accounting Officer)


                  *                                    Director                           April 1, 1999
-------------------------------------
David F. Miller


                  *                                    Director                           April 1, 1999
-------------------------------------
William J. Mock, Jr.

                  *                                    Director                         April 1, 1999
----------------------------------------
Marlene J. Murphy


                  *                              Secretary and Director                 April 1, 1999
----------------------------------------
Robert L. Peters


                  *                                    Director                         April 1, 1999
----------------------------------------
Lawrence Piper


/s/ Michael G. Sanchez                         President, Chief Executive               April 1, 1999
----------------------------------------         Officer and Director
Michael G. Sanchez


                   *                                   Director                         April 1, 1999
----------------------------------------
Harry R. Trevett


                   *                                   Director                         April 1, 1999
----------------------------------------
Edward E. Wilson


                   *                                   Director                         April 1, 1999
----------------------------------------
Marshall E. Wood



*By: /s/ Michael G. Sanchez
    ------------------------------------
    Michael G. Sanchez
    Attorney-in-Fact

                                  EXHIBIT INDEX

 EXHIBIT
  NUMBER                                DESCRIPTION OF EXHIBIT
---------                 -----------------------------------------------------

3.1                       Amended and Restated Articles of Incorporation of the
                          Company.(1)

3.2                       Bylaws of the Company.(1)

4.1                       Specimen Common Stock Certificate.(1)

4.2                       Escrow Agreement by and between the Company and The
                          Bankers Bank dated December 22, 1998.(1)

5.1                       Opinion of Smith, Gambrell & Russell, LLP.(1)

10.1 Real Estate Sales Contract for the proposed site of the Company at 1875A South 14th Street, Fernandina
                          Beach, Florida, dated June 16, 1998.(1)

10.2                      Amended and Restated Employment Agreement between the
                          Organizers of the Company and Michael G. Sanchez, dated as of September 1, 1998.(1)

10.3                      1998 Incentive Stock Option Plan.(1)

10.4                      Form of Organizer Warrant Certificate.(1)

23.1 Consent of Smith, Gambrell & Russell, LLP (contained in their opinion filed as Exhibit 5.1 hereto).

23.2                      Consent of Porter Keadle Moore, LLP.

24 Power of Attorney (included in signature page to this Registration Statement).

27                        Financial Data Schedule (for SEC use only).(1)

(1)    Previously filed.